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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF 2009 ANNUAL MEETING

AND PROXY STATEMENT

March 10, 2009

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2009 Annual Meeting of Stockholders on April 22, 2009. The meeting will begin promptly at 9:00 a.m. local time at the Millenium Hilton, 55 Church Street, New York, New York 10007.

The accompanying notice of the annual meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about NCR at the annual meeting.

Like last year, we are offering to our stockholders the option to receive NCR’s proxy materials on the Internet. We believe this option will be preferred by many of our stockholders, as it allows NCR to provide our stockholders the information they need in an environmentally-conscious form and at a reduced cost.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the annual meeting regardless of whether you attend in person.

Sincerely,

William R. Nuti

Chairman of the Board,

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:00 a.m. local time

Date:

Wednesday, April 22, 2009

Place:

Millenium Hilton

55 Church Street

New York, NY 10007

Purpose:

•

Elect three Class A directors to hold office for three-year terms, one Class B director to hold office for a one-year term, and one Class C director to hold office for a two-year term, each until his respective successor is duly elected and qualifies;

•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2009; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 9, 2009, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Peter M. Lieb

Senior Vice President,

General Counsel and Secretary

March 10, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 22, 2009

This proxy statement and the 2008 Annual Report on Form 10-K are available at www.proxyvote.com.

NCR Corporation

1700 South Patterson Blvd.

Dayton, Ohio 45479

PROXY STATEMENT

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2009 Annual Meeting of Stockholders, including any adjournment or postponement thereof. The meeting will be convened at 9:00 a.m., Eastern Time, on April 22, 2009, at the Millenium Hilton, 55 Church Street, New York, New York 10007.

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company’s annual report) on the Internet pursuant to new rules adopted by the Securities and Exchange Commission (“SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the Annual Meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.proxyvote.com), telephone (1-800-579-1639) or by email (sendmaterial@proxyvote.com) on or before April 8, 2009. If requesting material by email, please send a blank email with the 12-digit Control Number (located on the Notice) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

All stockholders will have the ability to access, beginning on March 10, 2009, the proxy materials on a website referred to in the Notice or request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request, at no cost to you. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one Notice, you may write or call us at 1700 S. Patterson Boulevard, Attn: Investor Relations, Dayton, Ohio 45479 (phone: 937-445-5905), to request separate copies of the proxy materials at no cost to you. If you do not wish to participate in the householding program, please call 1-800-542-1061 to “opt-out” or revoke your consent.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date for the meeting, February 9, 2009, you are entitled to vote at the meeting. There were 158,161,314 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save the Company the cost of producing and mailing these documents and reduce the impact of our Annual Meeting on our environment.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to or at the meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the Direct Stock Purchase and Sale Plan (the “DSPP”) administered by our transfer agent, Mellon Investor Services (“Mellon”), for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Quorum for Meeting: Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the close of business on February 9, 2009, constitutes a quorum allowing us to conduct business at the meeting. A majority of all the votes cast (in person or by proxy) is required to elect directors and to ratify the appointment of our independent registered public accounting firm. Broker “non-votes” and abstentions are not votes cast under Maryland law and, therefore, will have no effect on the outcome of the vote for any item. Broker “non-votes” occur when a broker returns a properly executed proxy but does not vote on a particular item because the broker does not have the authority to vote on a proposal in the absence of voting instructions from the beneficial owner. We do not expect that brokers will lack authority to vote on either of the proposals that will be considered at the meeting.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary, by mail, the meeting reservation request form provided on the Internet, or, if you received the proxy materials by mail, the form provided on page 69 of this proxy statement. If you are not a record stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Annual Meeting Voting Results

We will include the results of the votes taken at the meeting in NCR’s next quarterly report filed with the SEC.

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of each of the three Class A director nominees, one Class B director nominee, and one Class C director nominee (see pages 6 and 7); and

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2009 (see page 67).

Uncertificated Shares

On January 25, 2006, the Board of Directors approved an amendment and restatement of the Company’s Bylaws which, among other things, allows the Company to issue uncertificated shares of stock. As a result of a resolution adopted by the Board of Directors, the Company will no longer issue stock certificates. However, stockholders whose shares are uncertificated will have all of the same rights as stockholders who were previously issued stock certificates and whose shares continue to be represented by certificates.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the NCR common stock beneficially owned as of January 31, 2009 by each executive officer named in the Summary Compensation Table below on page 38, each non-employee director and nominee and the current directors and current executive officers as a group. As of that date, the Named Executive Officers and the then-current directors and remaining executive officers as a group beneficially owned 2.0% of NCR common stock. Other than Mr. Nuti, who beneficially owned 1.2% of NCR common stock as of January 31, 2009, no other individual listed in this table beneficially owned more than 1% of NCR common stock as of that date. In addition to the shares shown in this table, the directors and executive officers hold restricted stock units that have not yet vested, as listed in footnote 5 to the following table.

Name	Total Shares Beneficially Owned(1)(2)	Shares Covered by Options(3)
Non-Employee Directors
Quincy Allen, Director	0	0
Edward (Pete) Boykin, Director	82,751	42,976
Richard Clemmer, Director	5,916	0
Gary Daichendt, Director	19,480	6,976
Robert DeRodes, Director	6,505	0
Mark Frissora, Director(4)	46,461	22,976
Linda Fayne Levinson, Independent Lead Director	114,068	76,976
C.K. Prahalad, Director	129,382	76,976
Named Executive Officers
William Nuti, Director and Officer	1,934,338	1,772,082
Malcolm Collins, Former Officer	127,018	90,868
Peter Dorsman, Officer	64,535	54,731
Peter Lieb, Officer	107,716	83,498
Anthony Massetti, Officer	50,928	50,928
Robert Fishman, Former Officer	23,989	19,104
Current Directors, Named Executive Officers and remaining Executive Officers as a Group (19 persons(5))	3,131,255	2,622,497

(1)  Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes 31,775 shares granted to Mr. Boykin, 3,117 shares granted to Mr. Clemmer, and 5,364 shares granted to Mr. Prahalad, all of which were deferred pursuant to the director’s election until the time of the director’s departure from the Board.

(2)  This column includes shares held by NCR’s executive officers and directors who have entered into a standard brokerage account form with Fidelity which includes a provision for the pledge of NCR shares owned by such executive officer or director. The pledge applies to all shares listed for each individual in the table above which are held in such individual’s Fidelity brokerage account.

(3)  This column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after January 31, 2009. These shares are also included in the Total Shares Beneficially Owned column.

(4)  Includes an aggregate of 280 shares held by Mr. Frissora’s sons.

(5)  In addition to the shares listed in the table, directors hold the following number of restricted stock units that have not vested as of the filing date of this proxy statement: Mr. Boykin, 1,273 (the receipt of which Mr. Boykin has elected to defer); Mr. DeRodes, 2,800; Mr. Clemmer, 2,800 (the receipt of which Mr. Clemmer has elected to defer); and Messrs. Daichendt, Frissora and Prahalad and Ms. Levinson, 1,273. The Named Executive Officers

also hold the following number of restricted stock units that have not vested as of the filing date of this proxy statement, in addition to the shares listed in the table: Mr. Nuti, 290,751; Mr. Collins, 69,834; Mr. Dorsman, 44,207; Mr. Fishman, 17,857; Mr. Lieb, 51,953; Mr. Massetti, 85,028; and other executive officers who are not named in the Summary Compensation Table, 213,069.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	20,027,880(1)	12.7%

Janus Capital Management LLC 101 Detroit Street Denver, Colorado 80206	7,915,873(2)	5.0%

(1)	Information is based upon a Schedule 13G filed by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, with the SEC on February 17, 2009. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including Fidelity Management & Research Company (“Fidelity”), Strategic Advisers, Inc., Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and FIL Limited. These FMR entities have sole dispositive power over all 20,027,880 shares and sole voting power with respect to 5,101,559 shares.

Fidelity is the beneficial owner of 15,366,571 of the shares shown above as a result of acting as investment adviser to various investment companies (“Funds”). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Funds each has sole dispositive power over the 15,366,571 shares owned by the Funds.

(2)	Information is based upon a Schedule 13G filed by Janus Capital Management LLC (“Janus”) with the SEC on February 17, 2009. Janus reports beneficial ownership of shares by its affiliates INTECH Investment Management and Perkins Investment Management LLC. According to this filing, Janus has shared voting power and shared dispositive power over all of the shares.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors of NCR (the “Board”) is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms for the directors in Classes A, B and C of the Board of Directors expire at the annual meetings of stockholders in 2009, 2010, and 2011, respectively.

Proxies solicited by the Board will be voted for the election of each of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that any of these nominees will be unable to serve. However, if one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following nominees for election as a director.

Class A—Current Terms Expiring in 2009 and New Terms Expiring in 2012:

Messrs. Nuti and Daichendt are Class A directors whose current terms are expiring at the 2009 annual meeting. Messrs. Nuti and Daichendt have been nominated for reelection to serve until the 2012 annual meeting of stockholders and until their successors are elected and qualify. In addition, on April 23, 2008, the NCR Board of Directors increased the size of the Board by two members and Mr. Robert DeRodes was elected as a Class A director to fill one of the vacant positions until the 2009 annual meeting. The Board has proposed the following nominees for election as Class A directors at the 2009 annual meeting. Each of the nominees has consented to serve a three-year term and each is currently serving as a director.

William Nuti, 45, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following 10 years at Cisco Systems where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at IBM, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of Sprint Nextel Corporation. Mr. Nuti became a director of NCR on August 7, 2005.

Gary Daichendt, 57, has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, a manufacturer of communications and information technology networking products. Mr. Daichendt is also a director of ShoreTel Inc. Mr. Daichendt became a director of NCR on April 26, 2006.

Robert P. DeRodes, 58, became Executive Vice President, Chief Technology Officer of First Data Corporation, an electronic commerce and payments company, on October 8, 2008. Prior to joining First Data, he was Executive Vice President and Chief Information Officer for The Home Depot, a home improvement retailer, since February 2002. He previously served as President and Chief Executive Officer of Delta Technology, Inc. and Chief Information Officer for Delta Air Lines, Inc., an international airline company, from September 1999 until February 2002. Mr. DeRodes became a director of NCR on April 23, 2008.

Class C—Current Term Expiring in 2009 and New Term Expiring in 2011:

On April 23, 2008, the NCR Board of Directors increased the size of the Board by two members and Mr. Richard Clemmer was elected as a Class C director to fill one of the vacant positions until the 2009 annual meeting. The Board has proposed Mr. Clemmer for election as Class C director at the 2009 annual meeting. Mr. Clemmer has consented to serve a two-year term and is currently serving as a director.

Richard L. Clemmer, 57, became President and Chief Executive Officer of NXP B.V., a semiconductor company, on January 1, 2009. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Between June 2004 and October 2005, he was an active partner at Shelter Capital Partners, a private investment fund. Between 2003 and October 2005, he was Chairman and President of Venture Capital Technology LLC, a technology investment and consulting company. He is also a director of i2 Technologies, Inc. Mr. Clemmer became a director of NCR on April 23, 2008.

Class B—Current Term Expiring in 2009 and New Term Expiring in 2010:

On January 28, 2009, the NCR Board of Directors increased the size of the Board by one member and Mr. Quincy Allen was elected as a Class B director to fill the vacant position until the 2009 annual meeting. The Board has proposed Mr. Allen for election as Class B director at the 2009 annual meeting. Mr. Allen has consented to serve a one-year term and is currently serving as a director.

Quincy Allen, 48, became President, Global Business and Strategic Marketing Group, Xerox Corporation, a document management technology and services company, on January 21, 2009. Prior to assuming this position, Mr. Allen was President, Production Systems Group, at Xerox from December 2004. From 2003 to 2004, he was Senior Vice President, Xerox Business Group Operations, and from 2001 to 2003, he was Senior Vice President, North American Services and Solutions, Xerox. Mr. Allen became a director of NCR on January 28, 2009.

Directors Whose Terms of Office Continue

Class B—Current Terms Expiring in 2010:

Edward “Pete” Boykin, 70, was Chair of the Board of Directors of Capital TEN Acquisition Corp., a special purpose acquisition company, from October 2007 to May 30, 2008. He served as President and Chief Operating Officer of Computer Sciences Corporation, an information technology services company he joined in 1966, from July 2001 to June 2003. Mr. Boykin is also a director of Teradata Corporation. Mr. Boykin became a director of NCR on June 5, 2002.

Linda Fayne Levinson, 67, is Chair of the Board of Directors of Connexus Corporation (formerly VendareNetblue), an online marketing company, a position she has held since July 2006. From February 2006 through July 2006, Ms. Levinson was Interim Chief Executive Officer and Chair of Vendare Media (subsequently merged with Netblue and known as VendareNetblue). From November 2006 through June 2007, she was also Chair of the Board of Directors of X1 Technologies, Inc., an Idealab company providing secure enterprise desktop search solutions. Ms. Levinson was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. She is also a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc., and The Western Union Company. Ms. Levinson became a director of NCR on January 1, 1997 and was appointed the Independent Lead Director of the NCR Board of Directors on October 1, 2007.

Class C—Current Terms Expiring in 2011:

Mark Frissora, 53, became Chief Executive Officer of The Hertz Corporation, a car and equipment rental company, on July 19, 2006, and became Chairman of the Board of The Hertz Corporation on January 1, 2007. Prior to becoming Chief Executive Officer of The Hertz Corporation, Mr. Frissora was Chairman and Chief Executive Officer of Tenneco Inc., a manufacturer of automotive emission control and ride control products and systems, from March 2000, after serving as its President and Chief Executive Officer from November 1999 until March 2000. He is also a director of Walgreen Co. Mr. Frissora became a director of NCR on June 5, 2002.

C.K. Prahalad, 67, is the Paul and Ruth McCracken Distinguished University Professor at The Ross School of Business, University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. From 2000 to 2002, he was Chairman of PRAJA, Inc., a software company located in San Diego, California. He is also a director of Hindustan Lever Limited, India, Pearson PLC and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings (including regular executive sessions of the Board), by reviewing materials provided to them prior to meetings and otherwise, and through discussions with the Chief Executive Officer and other members of management and staff.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to oversee the performance of the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The Board’s Corporate Governance Guidelines, as well as the Board’s committee charters, are found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. You may obtain a written copy of these guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 13 of this proxy statement. The Board’s non-management directors meet regularly in executive session of non-management directors. Effective October 1, 2007, the Board of Directors appointed Linda Fayne Levinson as the Board’s Independent Lead Director. As the Independent Lead Director, the Board appointed Ms. Levinson to serve as the presiding director at the executive sessions of non-management directors during 2009.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the Board annually determines whether each director is considered independent, taking into account the independence guidelines of the New York Stock Exchange and the factors listed immediately following this paragraph, which are included as Exhibit B, Definition of Director Independence, to the Board’s Corporate Governance Guidelines referenced above, in addition to those other factors it may deem relevant. No director may qualify as independent unless the Board affirmatively determines (i) under the New York Stock Exchange (“NYSE”) listing standards, that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR); and (ii) under the Company’s independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•

has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•

has not for the past five years been a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, including payments in the previous three years to or from the Company to another company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•

has not received compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service for the past five years; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $120,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual who, with respect to the Company’s independent auditors or their affiliates, is a current partner or a current employee personally working on the Company’s Audit or was a partner or employee and personally worked on the Company’s audit, (iv) an individual who is an executive officer of another corporation that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payment to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Quincy Allen, Edward (Pete) Boykin, Richard Clemmer, Gary Daichendt, Robert DeRodes, Mark Frissora, Linda Fayne Levinson and C.K. Prahalad meet the NYSE listing independence standards and the Company’s independence standards. In evaluating and determining the independence of Mr. Frissora, the Board of Directors considered the relationship between NCR and The Hertz Corporation. Mr. Frissora is the Chairman of the Board and Chief Executive Officer of The Hertz Corporation, which has various commercial relationships with NCR. The Board of Directors determined that none of these relationships, alone or in the aggregate, were material. There were no other transactions, relationships or arrangements that required review by the Board for purposes of determining director independence.

The Board met seven times last year. In 2008, all of the directors attended 75 percent or more of the total number of meetings of the Board and the committee(s) on which he or she serves. In addition, while there is no formal policy regarding director attendance at the annual meeting of stockholders, NCR’s directors have a practice of attending the Company’s annual meetings. All of the directors then in office attended the Company’s 2008 annual meeting of stockholders.

Committees of the Board

NCR’s Board of Directors has four standing committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•

is solely responsible for hiring and terminating the Company’s independent registered public accounting firm and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with NCR’s independent registered public accounting firm its quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive Officer and Chief Financial Officer the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

The Audit Committee has four members, Quincy Allen, Edward (Pete) Boykin, Richard Clemmer and C.K. Prahalad, each of whom is independent and financially literate as determined by the Board under applicable SEC and NYSE standards. In addition, the Board has determined that Messrs. Boykin and Clemmer are each an “audit committee financial expert,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on no more than two other audit committees of boards of directors of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the member’s effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted as revised by the Board of Directors in October 2008. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation and Human Resource Committee:    This committee reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of the Company’s executive officers and determines base salaries, equity awards and incentive awards for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive sessions of the Board of Directors;

•	reviews and approves the Company’s executive compensation plans;

•	oversees the Company’s compliance with NYSE rules relating to approval of equity compensation plans;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees the Company’s plans for management succession and development.

This committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals other than executive officers in limited instances.

This committee currently has three members, Mark Frissora, Robert DeRodes and Linda Fayne Levinson, each of whom the Board of Directors has determined meets the NYSE listing independence standards and the Company’s independence standards.

This committee is authorized to and has directly engaged its compensation consultant, Frederic W. Cook & Co., to review the Company’s long-term incentive program, the Management Incentive Plan and other key programs related to the compensation of executive officers. In 2008, the committee directed its consultant to conduct market studies, review publicly available market data and be readily available for consultation with this committee and its members regarding such matters.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, which was adopted as revised by the Board of Directors in January 2009. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures, including the review and approval of each related party transaction under the Company’s Related Person Transaction Policy, unless the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•

reviews the composition of the Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

This committee is authorized to engage consultants to review the Company’s director compensation program. In 2008, the committee engaged Mercer (US) Inc. as its consultant to conduct market studies, review publicly available market data to assess compensation levels and structure for non-employee directors of the Company, including Board and committee retainers, meeting fees, committee chair fees, lead director compensation, and initial and long-term incentive equity grants.

The Committee on Directors and Governance is composed entirely of independent directors, Edward (Pete) Boykin, Gary Daichendt, Linda Fayne Levinson and C.K. Prahalad.

Selection of Nominees for Directors

Your directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the Board. The director selection process is described in detail in the Board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer, and, in the event the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Independent Lead Director, and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law. From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. In 2008, the Committee on Directors and Governance engaged Egon Zehnder International to assist in identifying qualified candidates for open Class A, Class B and Class C Director positions. The committee selected Messrs. Richard Clemmer, Robert DeRodes, and Quincy Allen, each of whom was recommended by Egon Zehnder International, for these open positions. All candidates are evaluated by the committee using the qualification guidelines included as part of the Board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors examine candidates’ business skills and experience, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, OH 45479. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.ncr.com/corpgovernance/corpgov_bylaws.htm. See “Procedures for Stockholder Proposals and Nominations” on page 68 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2009 annual meeting were recommended by the Committee on Directors and Governance. All of these candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent, with the exception of Mr. Nuti, who also serves as the Company’s Chief Executive Officer and President.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee	Compensation and Human Resource Committee	Audit Committee	Committee on Directors and Governance
Quincy Allen			X
Edward (Pete) Boykin	X		X*	X
Richard Clemmer			X
Gary Daichendt	X			X*
Robert DeRodes		X
Mark Frissora	X	X*
Linda Fayne Levinson	X	X		X
William Nuti	X*
C. K. Prahalad			X	X
Number of meetings in 2008	0	8	9	4

*Chair

Communications with Directors

Stockholders or interested parties wishing to communicate directly with NCR’s Board of Directors, any individual director, the Chairman of the Board, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 1700 South Patterson Blvd., Dayton, Ohio 45479. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. NCR’s Code of Conduct is available on NCR’s corporate governance web site at http://www.ncr.com/about_ncr/corporate_governance/code_of_conduct.jsp. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2008, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Proxy Statement to be filed in connection with the Company’s 2009 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 23, 2009

The Compensation and Human Resource Committee:

Mark P. Frissora, Chair

Robert P. DeRodes, Member

Linda Fayne Levinson, Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

I.	Executive Summary

Our Compensation Discussion and Analysis includes: (i) an overview of the Company’s executive compensation program, including a discussion of the compensation philosophy of the Committee and the material elements of compensation earned by or paid to our Named Executive Officers (defined in the following paragraph); and (ii) an analysis of the compensation decisions made by the Compensation and Human Resource Committee of our Board of Directors (the “Committee”) in 2008.

Our named executive officers discussed in this Compensation Discussion and Analysis and the related compensation tables are the officers listed in the table below (collectively, the “Named Executive Officers”).

Name	Title
William Nuti	Chairman of the Board, Chief Executive Officer and President
Anthony Massetti	Senior Vice President and Chief Financial Officer
Robert Fishman	Former Interim Chief Financial Officer
Malcolm Collins	Former Senior Vice President, Global Sales and Marketing
Peter Lieb	Senior Vice President, General Counsel and Secretary
Peter Dorsman	Senior Vice President, Global Operations

Information regarding Mr. Fishman, who served as our Interim Chief Financial Officer (“Interim CFO”) during 2007 and part of 2008 is included because he is a Named Executive Officer under the SEC disclosure rules. Mr. Fishman continues to serve as the Company’s Controller. Information regarding Mr. Collins, who served as our Senior Vice President, Global Sales and Marketing throughout 2008, is included, although he separated from the Company in 2009, because he is also a Named Executive Officer under the SEC disclosure rules.

The Committee has the sole authority to make compensation-related decisions for the Company’s executive officers, including our Named Executive Officers. The Committee relies on five key objectives to drive its executive compensation decisions: (i) attract, retain and motivate high quality talent; (ii) ensure a strong correlation between our executives’ actual compensation earned and the delivery of successful operating performance for the Company; (iii) establish commonality of interest between our executives and stockholders; (iv) ensure executive compensation programs are financially sound for the Company; and (v) reflect best practice standards as appropriate.

Compensation of our Named Executive Officers is highly performance-based. We use performance-based cash and equity incentives to reward our Named Executive Officers for achieving performance targets set annually by the Committee. In 2008, all equity awards made to our Named Executive Officers were performance-based. Of the actual total compensation awarded to our Named Executive Officers in 2008, approximately 47 percent was performance-based, out of a maximum average potential of 61 percent. The portion of performance-based “at risk” compensation increases directly with the executive’s role and responsibility within the Company, ensuring that our senior officers are held most accountable to our stockholders. Of the actual total compensation awarded to our Chief Executive Officer in 2008, approximately 53 percent was performance-based, out of a maximum of approximately 65 percent.

The financial results for 2008 show that our Company had solid financial performance with respect to operational results, despite the decrease in the trading price of our common stock caused by the current market conditions and state of the economy, which illustrates that our executive compensation program was successful in achieving its goals.

II.	Overview of Executive Compensation

A.	Compensation Philosophy and Framework

Our executive compensation program is designed to achieve five key objectives. Each objective, including its underlying supporting principles, is described below.

1. Attract, retain and motivate high quality talent. To achieve this objective, we generally set target compensation for Named Executive Officers at or near the competitive market median. For certain high performing executives, or as needed to attract executives from outside the Company, we may set target compensation levels above the median or even near the 75th percentile. In addition, we condition our equity awards upon multi-year vesting schedules to encourage our executives to remain with us throughout the entire vesting period. We also offer a highly-leveraged performance-based compensation program that allows our executives to attain higher payouts based on their successful performance.

2. Ensure a strong correlation between our executives’ actual compensation earned and the delivery of successful operating performance for the Company. A significant portion of our executives’ compensation and our key program elements are performance-based. Performance-based compensation is a strong motivator of key, successful behaviors because it links compensation earned with company performance. We use three types of programs to accomplish this: annual performance-based equity awards, a performance-based annual cash incentive plan, and special performance awards for exemplary individual contributions paid in the form of cash or equity. As a result of the substantial focus on performance-based compensation, actual realized pay may fall above or below the targeted levels described above. In setting performance-based compensation, we design our goals and metrics to drive desirable behavior, and take caution to ensure that such design does not incent our executives to take unnecessary or excessive risks that threaten our Company or its stockholders.

3. Establish commonality of interest between our executives and stockholders. We use both performance-based cash and equity programs, including performance shares and stock options, that tie actual payouts to Company performance. This ensures that the majority of executive compensation is paid only in the event that operating performance objectives are achieved. The performance measures focus on the successful attainment of both individual executive and Company-level objectives over both annual and multi-year periods. Thus, the performance measures support the Company’s short-term and long-term strategy and the use of equity-based compensation helps to ensure that executives think and act like stockholders. Additionally, we maintain an executive stock ownership policy that encourages executives to accumulate a specified amount of Company stock, to retain a portion of shares acquired through the vesting of performance restricted stock units or restricted stock units, and to hold shares obtained through the exercise of stock options.

4. Ensure executive compensation programs are financially sound for the Company. We take appropriate steps to maximize the tax-deductibility of executive compensation and to avoid unnecessary cash flow costs, accounting charges and share dilution. Costs under the annual incentive plan and the performance share plan are incurred only to the extent that underlying performance goals are attained. In addition, for both annual incentive payouts and aggregate long-term incentive expense and share dilution, an annual budget is set based on careful assessment of competitive peer levels and affordability compared to the annual operating plan approved by the Board of Directors.

5. Reflect best practice standards as appropriate. We strive to be a leader in best practices by monitoring developments in evolving executive compensation best practices and implementing such practices into our executive compensation programs as we determine is appropriate for our Company and our stockholders.

The Committee, which oversees our executive compensation program, evaluates these objectives regularly to ensure that they are consistent with our goals and needs.

B.	Role of Compensation Consultant and Chief Executive Officer

The Committee has the authority to determine compensation-related decisions for the Company’s executive officers, set plan metrics and make other compensation-related decisions as authorized and required by its charter. The Committee considers recommendations from its compensation consultant, Frederic W. Cook & Co. (“FWC”), as well as our Chairman of the Board, Chief Executive Officer and President, Mr. Nuti (whom we refer to as our “CEO”) in making such decisions.

As discussed on pages 11-12 of this proxy statement, under its Charter, the Committee is authorized to and has directly engaged FWC, who is independent of the Company’s management and reports directly to the Committee. FWC has no economic relationships with the Company other than its role in advising the Committee. FWC works with management only under the direction and approval of the Committee on matters that fall within the Committee’s responsibility as outlined in its charter. FWC plays an integral role in providing the Committee expert advice regarding compensation matters for the executive officers, including the CEO. This advice includes: information about competitive market rates; assistance in the design of the variable incentive plans and the establishment of performance goals; assistance in the design of indirect compensation programs (e.g., change in control policy, general severance and perquisites); and assistance with Section 162(m) and Section 409A compliance, disclosure matters, and other technical matters.

Our CEO attends most meetings of the Committee and participates by discussing with, and making recommendations to, the Committee regarding candidates for executive positions, compensation packages for new and existing executives, and executive benefits. Our CEO also provides recommendations to the Committee concerning the financial performance metrics to be used to determine short-term and long-term incentive compensation for all executive officers. Although our CEO provides written input regarding his compensation that describes his accomplishments for the applicable calendar year, he is not present at Committee meetings during the time decisions are made regarding his own compensation levels, as the decision-making authority on this matter rests with the Committee. In an effort to ensure our compensation consultant remains independent from management, our CEO typically will not meet with the Committee’s compensation consultant in the absence of the Committee.

C.	General Compensation Levels

Each year, we review the base salaries, annual incentive opportunities and long-term incentive opportunities offered to our executives, including the Named Executive Officers, to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The Committee establishes the amount of each compensation element using the factors and objectives described in this Compensation Discussion and Analysis. Our compensation policies and practices are consistently applied to each Named Executive Officer. Cash Compensation (as defined on page 21) is generally set with market median as a guideline. However, we may at times pay top performers in key business roles closer to the 75th percentile in order to attract and/or retain them. Long-term incentives are generally based upon a combination of affordability, market practice and retention objectives.

In setting compensation, the Committee considers affordability to the Company by balancing the Company’s desire to attract, motivate, and retain top executives against the cost of providing executive compensation at levels necessary to do so. As a result, affordability considerations are central to the Committee’s compensation-setting process. Sections II and III of this Compensation Discussion and Analysis describe the Committee’s consideration of affordability for each element of compensation, as applicable.

D.	Analytical Tools

The Company’s management and the Committee’s compensation consultant, FWC, conduct analyses of our executive compensation and related decisions using various tools to assess external and internal factors. Management and FWC complete analyses of external factors using market surveys and peer group data. Management conducts analyses of internal factors using internal equity, tally sheets and affordability data.

1.	External Analysis—Market Surveys and Peer Group Analysis

We use several methods to benchmark the various elements of our executive compensation program in order to gauge where we stand versus the market and to assist the Committee with setting compensation for our executives. Management and FWC each prepare a separate analysis of competitive data. These two separate analyses are used to ensure that adequate perspective and information is available to the Committee to use when making compensation decisions. FWC generally leads the effort to develop and present peer group data used by the Committee. FWC’s typical independent analysis includes an examination of the cash and equity elements of compensation for the five most highly compensated executives in each peer company and a comparison of the Company’s similarly ranked Named Executive Officers to the lower, median and upper quartiles of the entire group. The analysis also includes comprehensive modeling of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which helps the Committee develop an annual budget for aggregate, Company-wide long-term incentives.

The unique combination of industries represented in our Company creates challenges in identifying comparable companies for executive compensation benchmarking. We select our peer group by examining other companies in terms of industry, size and recruiting. That is, we look at companies with similar business models in comparable industries that are of reasonably similar size based primarily on annual revenue and market capitalization. We also consider companies from which we recruit talent or which may recruit talent from our Company.

We review our peer group at least once per year to ensure it continues to reflect the parameters originally outlined. In 2008, we removed Unisys Corporation and added Symantec Corporation in order to reflect the fact that we were no longer in the data warehousing business, changed revenue size and entered into new industries. Our peer group at the end of 2008 consisted of the companies listed below:

Agilent Technologies, Inc.	Andrew Corporation (acquired by Commscope, Inc.)	Avaya Inc.	Commscope, Inc.
Diebold, Incorporated	DST Systems, Inc.	EMC Corporation	Fiserv, Inc.
Harris Corporation	Imation Corp.	Juniper Networks, Inc.	Lexmark International, Inc.
Logitech International SA	NetApp, Inc.	Pitney Bowes Inc.	SanDisk Corporation
Seagate Technology	Sun Microsystems, Inc.	Tellabs, Inc.	Symantec Corporation
Western Digital Corporation

Management’s analysis provided to the Committee typically concentrates on comparing the compensation of our executive officers against that of similar roles found in broad-based publicly available executive compensation market surveys. In 2008, we used four surveys for the analysis, two of which were “general industry” in nature and two of which concentrated on companies in high-tech industries. The surveys included both the Company’s competitors and non-competitors. The number of companies participating in each survey ranged from approximately 100 to over 700 and the Committee was not provided with the names of the participant companies. We chose these particular surveys for several reasons. First, some of the surveys are global in nature which enables us to obtain salary structure market data in numerous countries under a consistent methodology. Second, the surveys are broad in that they include positions in a variety of disciplines. Third, the surveys we utilized are widely respected and viewed as reliable data sources. Using this approach allows us to collect substantial and meaningful market data through the purchase of a limited number of surveys.

Management’s market survey process involves matching the roles of our executives to descriptions of roles in the surveys based on job content, organizational alignment, revenue size, and, at times, industry. We then compare the actual base salary, target annual cash incentives, and actual long-term incentive values for our Named Executive Officers to those found for the matching roles in the surveys. We generally make comparisons at the median and 75th percentile levels. Management also periodically reviews survey data compiled by other compensation consultants to determine how we compare to the market on other compensation components, such as executive perquisites or the provisions of severance plans or agreements. On those occasions where management presents competitive or market data to the Committee that affects or could affect our Named Executive Officers, FWC reviews the methodology and results for appropriateness and accuracy.

2.	Internal Analysis—Tally Sheets, Internal Equity and Affordability

We strive to balance the compensation of our executives with the external market, as described above, and our internal compensation structure. At each regular Committee meeting, the Committee reviews tally sheets prepared by management when considering compensation changes for our executives. Our tally sheets provide:

•	current and historical total compensation;

•	comparison of current compensation to market median and 75th percentile;

•	value of future equity vestings at current and assumed future stock prices;

•	value of stock option exercises for the past five years;

•	current year short-term incentive targets;

•	year-to-date value of executive perquisites received;

•	ownership levels in NCR common stock and how this compares to equity ownership guidelines;

•	pension benefit estimates and savings plan balances, as applicable; and

•	estimates of benefits provided to each executive upon various termination scenarios.

The tally sheets are used by the Committee to review the degree to which current, historic and projected compensation, including unvested equity awards and separation benefits, support the Company’s retention objectives. The Committee uses the data in the tally sheets to gauge actual and projected wealth accumulation levels. The tally sheets are also used to compare year-over-year compensation as part of the process of setting compensation for the next year.

In addition to the tally sheets, management prepares an overview of each executive’s base salary, annual incentive targets, and long term incentive awards in comparison to internal peers. To maintain fairness throughout the executive ranks, we strive to ensure a level of consistency in compensation with differences based on the degree of judgment and strategic nature of the role of the executive, as well as each executive’s individual performance. We analyze the relationship between our CEO’s compensation and the compensation of our other Named Executive Officers. In 2008, our CEO’s actual compensation was 2.6, 3.2 and 4.7 times base salary, Cash Compensation (as defined in the following section), and Cash Compensation and equity (using the grant date fair value), respectively, of the lowest-paid Named Executive Officer, excluding Mr. Fishman. Our CEO is compensated at substantially higher Cash Compensation and equity levels than the other Named Executive Officers to reflect the market rate for CEO talent, the strategic nature of his position as the senior executive leading the entire organization, the extent and scope of his responsibilities, his performance and the judgment that he brings to his position.

Affordability considerations from both a cash outlay and accounting expense impact are central to the Committee’s compensation-setting process. When considering decisions for every element of compensation (cash, equity, perquisites and other benefits), both the needs of the business and the cost of the compensation programs are considered to ensure the sustainability of any changes going forward. The Committee’s goal with respect to all elements is to pay enough to attract, motivate, and retain talented executives while maintaining the overall cost of the Company’s executive compensation program at a level that the Committee deems to be reasonable and in the best interests of the Company’s stockholders.

E.	Elements of Executive Compensation

The material elements of compensation used to achieve the objectives of our executive compensation program are (i) cash compensation, consisting of base salary and annual cash incentives (such as the annual cash award opportunities available under the Management Incentive Plan (defined on page 22)) (collectively, “Cash Compensation”); and (ii) long-term equity incentives (stock options, performance-based restricted stock units, and, on a limited basis, time-based restricted stock units). In addition, we provide to our Named Executive Officers post-termination compensation, including severance, change in control arrangements, and, on a limited basis, retirement benefits and executive perquisites.

The elements of the executive compensation program have been designed to achieve both short and long-term Company performance targets. All elements are considered together because each element impacts the other. In other words, we do not finalize base pay without also considering the resulting total cash compensation. The fact that the Company has few executive perquisites is a factor, albeit usually a small one, when making base salary decisions. This factor does become more important when hiring an executive from outside the Company who has significantly more perquisites at his or her prior company, as we may increase salary to compensate for the forfeited perquisites. While the actual payouts or results of post-termination compensation decisions are dependent upon cash compensation and equity compensation decisions (since they are based on a multiple of compensation), post-termination plan designs are generally made independently of and do not factor into cash compensation and equity decisions. In addition, post-termination compensation decisions are made less frequently than decisions on the other elements of compensation. The mix of the elements also significantly impacts the effectiveness of the total compensation program in meeting its objectives. In determining the mix of compensation elements, we strive to balance the focus on short and long-term goals, while maximizing the use of performance-based compensation elements. The use of variable pay establishes commonality of interest between our executives and our stockholders. Our use of perquisites, which are generally limited to items we view as required for legitimate security and business reasons, minimizes the non-performance-based elements of the total compensation package.

1.	Cash Compensation

In 2008, we provided Cash Compensation to our Named Executive Officers through base salary and one or more annual incentive opportunities. This is consistent with both general market practice and the practices of our peer group, which typically provide base salary and annual incentives in the form of cash.

In determining the Cash Compensation component for each Named Executive Officer, we look at compensation data of comparably-ranked positions at companies in our peer group, comparable positions as reflected in market surveys, and the Cash Compensation arrangements of our other senior executives. In the case of a new hire, we also consider the amount of performance or retention bonuses and perquisites that the prospective executive may be forfeiting by leaving his or her current employer. Affordability considerations are also central to the Committee’s compensation-setting process for all elements, including Cash Compensation. With respect to Cash Compensation, affordability is measured on the basis of the amount of cash that is necessary to fund each element. For short-term incentives, we analyze whether potential payouts above target would be proportionally funded by the additional profitability the over-performance drives.

a.	Base Salary

In order to ensure successful business performance, we strive to set base salaries at a level that is competitive with the general market and our peer group to attract and retain top quality executive talent and to ensure a reasonable level of overall fixed costs. Generally, the median of the relevant market data as described above is used as a guideline for determining base salary. In January or February of each year, and at other times during the year as necessary, the base salary of each of our Named Executive Officers is reviewed and approved. Adjustments to base salary levels on a year over year basis depend largely on the Committee’s assessment of market data and Company, functional organization, and individual performance. The Named Executive Officers’

performance, expertise, and internal positioning are also factored into the annual review, and the CEO provides recommendations as to pay actions with respect to the Named Executive Officers other than himself.

b.	Short-Term Incentives

We provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. Our short-term incentive structure ensures that a significant portion of each executive officer’s Cash Compensation is “at risk” and payable only if designated performance measures are achieved. As discussed in the Compensation Philosophy in Section II.A of this Compensation Discussion and Analysis, the Committee carefully considers the potential behaviors that such performance measures may motivate, including any behaviors that the Committee believes would create unnecessary or excessive risks for the Company. The annual cash incentives earned in 2008 were paid under the Management Incentive Plan, which was approved by our stockholders in 2006 (the “Management Incentive Plan”).

The Management Incentive Plan is designed to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such that bonuses paid to our Named Executive Officers under this plan are generally intended to be fully deductible for federal income tax purposes. The awards payable are established pursuant to a formula approved by our stockholders, and the Committee may use negative discretion to reduce the amount of such awards.

The Committee established a series of objectives to be considered, in addition to any other factors the Committee deemed appropriate, in exercising such negative discretion for awards earned in 2008 (the “2008 Management Incentive Plan Objectives”). The 2008 Management Incentive Plan Objectives consisted of two components:

•	Financial Performance Objectives: Each Named Executive Officer was assigned financial performance objectives linked to corporate and/or functional organization performance applicable to his role.

•	Diversity Objectives: Each Named Executive Officer was subject to objectives relating to the Company’s endeavors to increase the diversity of its domestic managerial workforce.

2.	Long-Term Incentives

We implemented our long-term incentive program to ensure that a large portion of total compensation for executives is directly aligned with Company performance and changes in stockholder value that are driven by Company performance. Long-term equity awards granted to our Named Executive Officers in 2008 were made under the 2006 NCR Corporation Stock Incentive Plan (the “Stock Incentive Plan”) approved by our stockholders in 2006. The use of equity (i) unites all executives in a common set of goals and fosters stock ownership, which creates commonality of interests with stockholders, and (ii) enhances the retentive aspect of the overall compensation program by requiring executives to remain employed for a multi-year period until awards fully vest.

Our long-term incentive opportunities offered to our executives, including the Named Executive Officers, are granted in amounts that are competitive with market practices, supportive of our executive recruitment and retention objectives, internally equitable among our executives, and fit within the expense plan of the Company. As described in more detail in Section III.C of this Compensation Discussion and Analysis, equity awards are granted during our annual awards cycle and, from time to time, on an ad-hoc basis.

We awarded two types of equity awards to our Named Executive Officers in 2008: performance-based restricted stock units and stock options.

•

Performance-Based Restricted Stock Units.    The performance-based restricted stock units granted to our Named Executive Officers during the normal award process vest only if, at the end of a three-year performance period, we have achieved specific Return on Capital (“ROC”) as well as Cumulative Net

Operating Profit (“CNOP”) goals. Additional details regarding the awards and ROC and CNOP are provided in the narrative to the 2008 Grants of Plan-Based Awards Table on page 45. Fifty percent of the annual awards granted in 2008 were in the form of performance-based restricted stock units.

•

Stock Options.    The stock option awards granted to our Named Executive Officers in 2008 vest through continued service over four years in equal annual 25 percent increments. This feature is intended to ensure that a Named Executive Officer will realize meaningful value from his or her award only if he or she remains employed with us during the vesting period and the market price of our common stock appreciates over that time. Fifty percent of the annual awards granted in 2008 were in the form of stock options.

3.	Retirement Benefits

We provide retirement benefits to our employees to attract and retain talented employees and to assist our employees in planning for their retirement. Historically, we provided retirement benefits to our United States (“U.S.”) employees under a number of defined benefit pension plans. However, all of our U.S. defined benefit plans were closed to new entrants in 2004 and were frozen as of December 31, 2006. Plans that are applicable to Messrs. Fishman and Dorsman, our only Named Executive Officers who are entitled to benefits under our defined benefit pension plans, consist of:

•	The NCR Pension Plan – a broad-based tax-qualified defined benefit pension plan for our U.S. employees;

•

The NCR Nonqualified Excess Plan – a non-tax-qualified defined benefit pension plan that restores benefits to participants in the NCR Pension Plan that would otherwise be lost under that plan due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans; and

•

The Retirement Plan for Officers of NCR – a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the NCR Nonqualified Excess Plan for designated executives, including some of the Named Executive Officers.

The actuarial present values of the accumulated pension benefits of the Named Executive Officers who participate in these plans as of the end of 2008, as well as other information about each of our defined benefit pension plans, are reported in the Pension Benefits Table and the narrative thereto on pages 49-50.

4.	Change in Control Arrangements

In the future, the Company may consider potential transactions that could result in a change in control. We want to ensure that in such an event, we retain key members of management and promote independence and objectivity in the consideration of potential transactions that may maximize stockholder value. In order to further these objectives, in 2006, we adopted a Change in Control Severance Plan. The design and magnitude of benefits under this plan were considered in the context of other factors, such as the amount of unvested equity compensation and the value of such awards, which together create a strong linkage between management’s interests and those of stockholders.

The Change in Control Severance Plan provides for separation payments and benefits to our executives based on the plan level, or “tier,” to which the executive is assigned by the Committee. We selected these benefit levels for the different tiers in 2008 because, based on our then-current analysis, they represented the most common market practices. For 2008, the market data supported including the CEO and the Chief Financial Officer in Tier I. While market data supports inclusion of business organization Senior Vice President positions and infrastructure positions in either Tier I or Tier II, our CEO recommended, and our Committee agreed, that business organization Senior Vice President positions should be in Tier I and infrastructure positions should be in Tier II. This differentiation was made because of the increased need to retain the focus of the specialized leaders of our revenue-producing business organizations during a time of change, while maintaining the affordability of the entire change in control program. Accordingly, of our Named Executive Officers, in 2008, Messrs. Nuti, Massetti and Dorsman participated in Tier I, and Messrs. Lieb and Fishman (as Controller) participated in Tier II. In addition, in 2008, Mr. Fishman participated in the plan in Tier I while he served as Interim CFO and Mr. Collins participated in the plan in Tier I while he served as Senior Vice President, Global Sales and Marketing. As described in more detail in Other Compensation Decisions on page 35 and Potential Payments Upon Termination or Change in Control on page 51 of this proxy statement, in 2009, the Committee revised the tier levels for certain positions, which resulted in a decrease of certain compensation and benefits payable under the plan for the affected participants.

The Change in Control Severance Plan has a double-trigger – the events that trigger such payment are that a change in control has occurred, and, within the two-year period following the change in control, (i) a participant’s employment is terminated by the Company without cause (other than by reason of the participant’s death or disability) or (ii) a participant’s employment is terminated by the participant for good reason. Additional details regarding the payments and benefits provided to the Named Executive Officers upon satisfaction of the double-trigger are described in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 51 of this proxy statement.

5.	Severance Benefits

To ensure that we offer a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers, including the Named Executive Officers.

We do not have individual severance agreements with our Named Executive Officers, other than Mr. Nuti. Messrs. Massetti, Fishman, Lieb, and Dorsman are covered under our standard U.S. Reduction-in-Force Plan, and Mr. Collins was covered under our United Kingdom (“U.K.”) Reduction-in-Force Plan while he was with the Company. Generally, these plans provide employees with severance benefits if we terminate their employment in connection with a business restructuring (unless the termination is for cause). The payments and other benefits provided under these plans reflect the fact that it may be difficult for these individuals to find comparable employment within a short period of time. We have a separate severance arrangement with Mr. Nuti. A description of the reduction-in-force plans and the severance arrangement with Mr. Nuti, as well as the estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of December 31, 2008, are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 51 of this proxy statement. In addition, in 2009, NCR Limited, a wholly-owned subsidiary of the Company, and its affiliates entered into a Compromise Agreement with Mr. Collins in connection with his resignation from the Company, the key terms of which are described in such discussion of Potential Payments Upon Termination and Change in Control.

6.	Executive Perquisites

Consistent with our compensation philosophy to maximize performance-based components of the overall compensation program, perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. The specific perquisites provided to our Named Executive Officers in 2008 are described below in Section III.D.

F.	Equity Award Grant Practices

In light of emerging best practices, the Committee approved revisions to the Company’s equity approval process in October 2008. The equity approval process used prior to that time is described in the Company’s 2007 proxy statement. The current approval process for granting equity awards to our executives and other employees is summarized below:

•	Annual Awards: All annual awards made to Section 16 Officers must be approved by the Committee. Grants of annual awards will be effective on the date the Committee meets to approve the award, which is typically at its February meeting. The effective date of annual awards granted in 2008 was March 1, which was determined using the equity approval process then in effect.

•

Ad hoc Awards:    All ad hoc awards made to Section 16 Officers must be approved by the Committee at its regular meetings, special meetings, or through written actions by unanimous consent. The effective date of all ad hoc awards is the later of:

¡	The first calendar day of the month immediately following the month in which the award was approved;

¡	The first calendar day of the month following the recipient’s effective employment or promotion date; and

¡	If approved during the last month of a fiscal quarter, the second business day following the issuance of the Company’s earnings release for that quarter.

The number of shares of restricted stock, restricted stock units or options granted is determined by converting the dollar value approved by the Committee into a specific number of shares. The conversion process and the process used to determine the exercise price for options are as follows:

•

Shares, Units or Options Awarded:    For shares of restricted stock and restricted stock units, the approved dollar value is divided by the average of the closing price of NCR common stock for the 20 trading days preceding, but not including, the grant date. For options, the approved dollar value is divided by the average of the closing price of NCR common stock for the 20 trading days preceding, but not including, the grant date, and then divided by the current year’s Black-Scholes valuation factor.

•

Exercise Price:    The exercise price for stock option awards is the closing market price of our common stock on the effective date of the award; however, if the effective date of the award is on a non-trading day, the exercise price is the closing price on the first prior trading day.

G.	Equity Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, which operate to promote commonality of interest between management and our stockholders by encouraging our executives to accumulate a substantial stake in our common stock. The guidelines encourage the executives to accumulate ownership of common stock equal to two times base salary (three times base salary in the case of our CEO) over a period of five years. For these purposes, ownership includes shares owned outright by the executive, interests in restricted stock and restricted stock units, stock acquired through our employee stock purchase plan, and investments in NCR common stock through the Company’s Section 401(k) savings plan. Stock options are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executive officers maintain an equity interest in the Company at a level sufficient to assure our stockholders of our executive officers’ commitment to value creation. As of December 31, 2008, all of our Named Executive Officers met or exceeded these guidelines, with the exception of Mr. Fishman, who was no longer serving as an executive officer at that time.

H.	Tax Deductibility Policy

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. We believe that the incentive compensation paid in 2008 to our CEO and three other highest paid Named Executive Officers (other than our Chief Financial Officer) qualifies as performance-based compensation for purposes of Section 162(m) of the Code and is fully deductible for federal income tax purposes. The compensation of our Chief Financial Officer is not subject to the Section 162(m) deduction limitations under current Internal Revenue Service regulations. While we generally try to ensure the deductibility of the incentive compensation paid to our executive officers, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

III.	Analysis of Compensation Decisions Made in 2008

In making compensation decisions in 2008, the Committee considered the performance of the Company and relative stockholder return, among other factors that are discussed in this Compensation Discussion and Analysis. The Committee determined that, although the trading price of our common stock had decreased during 2008, the decrease was generally due to market conditions rather than the lack of achievement of strong Company operating performance. The Committee determined that the Company’s stockholders would benefit in the long-term from executive compensation programs and decisions that continue to motivate and incent our executive officers by rewarding them for strong Company operating performance. In conducting this analysis, the Committee also compared the decline in the trading price of the Company’s common stock to that of its peer group in 2008 and determined that it was less than the average decline of the trading price of the common stock of the Company’s peer group. The Committee also took into account the loss in value that the Company’s executive officers had experienced with respect to their prior equity-based compensation, which was a significant portion of their compensation.

A.	Base Salary

Base salary decisions are made after evaluating market data, peer group data, affordability, internal equity among executives, tally sheets and individual performance. The base salaries paid to the Named Executive Officers during 2008 are reported in the Summary Compensation Table on page 38. The table below describes, for each Named Executive Officer, all actions that the Committee took in connection with salary in 2008.

Named Executive Officer	Change in Salary	Rationale

Nuti, William	None	Mr. Nuti did not receive an increase to his base salary in 2008 to ensure that a larger portion of his total compensation was performance-based, thereby holding him more accountable to stockholders.

Massetti, Anthony	$25,000 Increase	See paragraph following this table.

Fishman, Robert	None	Mr. Fishman did not receive an increase to his base salary in 2008.

Collins, Malcolm	None	Mr. Collins did not receive an increase to his base salary in 2008.

Lieb, Peter	$15,000 Increase	A 3.7 percent merit increase was provided to Mr. Lieb to bring him closer to market median for his role as General Counsel and Secretary.

Dorsman, Peter	None	Mr. Dorsman did not receive an increase to his base salary in 2008.

Mr. Massetti joined the Company in January 2008. His initial base salary was established by the Committee after considering market data for chief financial officer roles within four publicly available executive compensation surveys and cash compensation data for chief financial officer positions within our peer group. His initial annual base salary of $475,000 was below median of the general survey data, and between median and 75th percentile of the peer group data. In April 2008, the Committee increased Mr. Massetti’s annual base salary retroactively to his hiring date to $500,000 in an effort to position him closer to market median as identified in the survey data.

B.	Short-Term Incentives

The cash incentive awards earned in 2008 and payable in 2009 to each Named Executive Officer were made under the Management Incentive Plan, except for the awards payable to Messrs. Fishman and Collins. Mr. Fishman’s award was made under a non-executive incentive plan due to the limited duration of his interim assignment. Mr. Collins’ award was paid pursuant to the terms of his separation agreement, rather than under the Management Incentive Plan. The awards payable to each Named Executive Officer under the Management Incentive Plan equaled 1.5 percent and 0.75 percent of the Company’s earnings before income taxes for Mr. Nuti and each of the other Named Executive Officers, respectively. The awards were then adjusted downward by the Committee through the application of negative discretion. Earnings before income taxes is used to determine the awards payable to ensure that bonuses are determined as a percentage of controllable profit. We use a measure that excludes income taxes to ensure that profit is defined based on operating results that the Named Executive Officers can directly influence. The funding percentages were set at a level sufficient to ensure reasonable award levels under all expected future scenarios, taking into consideration possible changes in the level of earnings before income taxes that might result from operational performance, as well as merger and acquisition and related activities, such as the spin-off of Teradata Corporation that occurred in 2007. The Management Incentive Plan, including the formula to determine awards payable, was approved by stockholders at the April 26, 2006 Annual Stockholders’ Meeting.

The Committee used its discretion to adjust the awards earned in 2008 under the Management Incentive Plan downward based on: (i) the 2008 Management Incentive Plan Objectives, which included financial performance objectives and diversity objectives; and (ii) other factors it deemed appropriate, each as discussed below. The table below presents the award payable using the earnings before income taxes formula and the actual awards paid under the Management Incentive Plan for 2008. The awards paid under the Management Incentive Plan in 2008 are also reported in the Summary Compensation Table on page 38 and additional information about these awards is reported in the Grants of Plan-Based Awards Table on page 45.

Named Executive Officer	Award Established by the Formula ($)	Actual Award Granted ($)
Nuti, William	5,559,000	1,375,000
Massetti, Anthony	2,779,500	436,554
Collins, Malcolm*	2,779,500	251,452
Lieb, Peter	2,779,500	311,217
Dorsman, Peter	2,779,500	370,603

* Although Mr. Collins’ award amount represents the amount he would have earned based on actual performance under the 2008 Management Plan Objectives, such amount was paid pursuant to the terms of his separation agreement, rather than under the Management Incentive Plan.

1.	Financial Performance Objectives

The 2008 financial performance objectives established by the Committee in the exercise of its downward discretion were comprised of financial performance metrics at the corporate level and, if applicable, the functional organization level, as illustrated in the table below. The Company moved from a business unit model to a functional organization model in 2008. Consequently, 2008 is the first year in which such metrics have been set at the functional organization level.

The weightings of such performance metrics are also reflected in the table. We determined the target bonus payout as a percent of salary after assessing external market conditions and evaluating annual incentive award levels in our peer group and in the various industries in which we operate. This external research indicated that, depending on the level of responsibility and size of the organization, executives typically have target bonuses in the range of 50 to 100 percent of base salary. Target bonus levels were set based on the executive’s level of responsibility and impact on the success of the business. Depending on the actual performance results, between 0 and 250 percent of each executive’s target bonus payout was possible under the financial performance objectives for 2008, with the exception of Mr. Lieb, whose payout could have ranged from 0 to 200 percent of his target bonus.

We structured our 2008 Management Incentive Plan to employ an enhanced power factor for certain participants. The enhanced power factor means that upon reaching target on all of his or her annual financial objectives, the executive begins to earn his or her incentive at an increased rate. For example, a normal incentive payout curve might provide an executive with a 2 percent increase in payout for each 1 percent improvement in achievement against target (normal power factor of 2). With the enhanced power factor, upon reaching or exceeding target on all of his or her objectives, the executive would begin to earn a 4 percent increase in payout for each 1 percent improvement in achievement against target (enhanced power factor of 4). The goal of the enhanced power factor design was to encourage executives to exceed all of their targets, which were all considered important for the success of the Company, rather than concentrating on a few. All of the Named Executive Officers participating in the Management Incentive Plan, with the exception of Mr. Lieb, were eligible for the enhanced factor in 2008. Only those executives with the most direct impact on profitability were chosen to be eligible for the enhanced power factor.

Named Executive Officer	Target Bonus Payout (% of Base Salary)	Weighting of Performance Metrics
		NPOICC(1)	NPOI(2)	Orders	Revenue	Controllable Gross Margin	Controllable Costs	Asset Management
Nuti, William	100%	100%
Massetti, Anthony	75%	100%
Fishman, Robert(3)	45%		100%
Collins, Malcolm	75%	20%		25%	25%	30%
Lieb, Peter	60%	100%
Dorsman, Peter	75%	40%					40%	20%

(1) NPOICC – Non-Pension Operating Income after Capital Charge

(2) NPOI – Non-Pension Operating Income

(3) Mr. Fishman was paid on NPOI (Non-Pension Operating Income), in accordance with the objectives of the non-executive incentive plan

As the table indicates, at least a portion of each Named Executive Officers’ annual financial objectives is dependent on the corporate non-pension operating income after capital charge (“NPOICC”), with the exception of Mr. Fishman. Mr. Fishman was a participant in the Company’s Rewards for Results Plan, which is the Company’s annual short-term incentive plan for non-executive, non-sales employees. In 2008, the corporate NPOICC threshold, target and maximum performance goals were set at $256.5 million, $300 million, and $365.3 million, respectively, for all Named Executive Officers, with the exception of Mr. Lieb, whose maximum performance goal was set at $387 million. Non-pension operating income (“NPOI”) is essentially our operating income as reported under generally accepted accounting principles, but without taking into consideration the impact of pension income or expense for the year. Generally, we exclude the impact of our pension plans when calculating our operating income because their impact on financial performance is better considered over several years, and does not directly relate to an executive officer’s performance or the Company’s success in operations. In addition, for purposes of determining annual incentive award payouts, from time to time we may also exclude non-operational items, such as significant currency fluctuations, acquisitions or restructurings, when computing NPOI for the Company as a whole or our functional organizations. The NPOI of the Company was adjusted in 2008 for organizational realignment costs, legal costs and the gain on the sale of a manufacturing facility. The NPOI for some functional organizations was also adjusted in 2008 for items that impacted the functional organization’s results, but were not included in such functional organization’s original 2008 financial plans, including functional organization orders and revenue being adjusted for the impact of foreign currency rate fluctuation and adjustments for 2008 acquisitions.

Non-pension operating income is then adjusted to take into consideration capital charges for the year, as these charges represent our cost of capital as used in our operations and corporate activities. By incorporating this factor into the performance measure, we are able to ensure the Named Executive Officers consider the long-term impact of their decisions as well as the short-term financial consequences. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ assumed expected return on equity capital. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current liabilities. As a result, we expect the 2008 Management Incentive Plan Objectives to motivate the Named Executive Officers to prudently manage our assets as they strive to increase revenue and lower operating costs. We use NPOICC as a measure because it reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs. We also use this measure because it is simple to calculate and easily understood by both employees and stockholders, and it is a measure that we track throughout the year. As a result, by using NPOICC as a primary consideration in the exercise of negative discretion under the Management Incentive Plan, we believe that we are able to influence behaviors that will lead to our financial success.

For the annual financial objectives in 2008, we set the target level for our NPOICC at our projected one-year business growth objective as we believed that achieving this goal represented a solid step in meeting our long-term strategic financial objectives. We set the operating income and/or revenue target levels to exceed our 2007 operating results (excluding Teradata) by an amount that would represent acceptable growth. In making determinations of the desired threshold, target, and maximum performance levels for each financial and strategic measure, we also considered the general economic climate and the specific market conditions that we were likely to face in the upcoming year in each of the business sectors in which we operate. We also tend to set the threshold, target, and maximum performance levels for annual incentive awards to ensure that the relative level of difficulty of achieving the target level is consistent from year to year. The 2008 annual financial objectives also contained a payout threshold, below which there would be no payout in 2008 unless the Company as a whole achieved, at a minimum, our actual 2007 operating results as measured by NPOI (excluding Teradata).

To provide a sense of how achievable our annual performance metrics are, below is a historical view of how the Company has performed against its corporate NPOICC objectives, as a percentage against target, that have been set for the past six years. As described above, 2008 was the first year in which the Company set metrics at the functional organization level because the Company moved from a business unit model to a functional organization model. Consequently, historical data for functional organization metrics is not available.

Year	Corporate NPOICC
2003	96%
2004	116%
2005	94%
2006	84%
2007	137%
2008	102%

2.	Diversity Objectives

The Committee set objectives based on diversity goals that it considered in the exercise of its downward discretion in determining awards payable under the Management Incentive Plan. The diversity objectives were based on the achievement of three measures surrounding the interviewing and hiring of women and ethnic minorities at the management level in the U.S. The amount payable for this objective was based on ten percent of base salary for each of our Named Executive Officers, with the exception of Mr. Fishman who did not participate in the Management Incentive Plan in 2008. The intent of this incentive program is to drive the appropriate behaviors towards increasing our diversity mix within the Company, which we believe is critical to the success of the Company. This target bonus percentage was determined to be the appropriate amount, as providing anything lower may not be a significant motivator of key behaviors, but anything higher might begin to overshadow other key behaviors driven by our other incentive programs. The diversity objective was based on total Company performance, rather than individual or functional organization performance, in order to better promote the Company-wide efforts to increase the diversity of its domestic workforce.

The measures for the diversity objective were:

1)	25% of open management roles are filled by diverse candidates;
2)	40% of candidates interviewed for the filled management roles are diverse; and
3)	An increase in the percentage of diverse employees in the management population versus the prior year.

The diversity objective is earned on an “all or none” basis. For 2008, all three of the above measures were achieved and each eligible Named Executive Officer received the award payouts.

3.	Other Factors Considered in the Exercise of Negative Discretion

In exercising its discretion to reduce the award payable under the Management Incentive Plan, the Committee considered, along with the 2008 Management Incentive Plan Objectives discussed above, the overall exemplary performance of our CEO. The Committee determined that the amount of the award payable under the Management Incentive Plan for this exemplary performance should include a performance-based award of $138,358, so that the total amount of the award payable under the Management Incentive Plan was equal to $1,375,000.

4.	Illustration of Downward Discretion

As described above, the awards payable to Named Executive Officers under the Management Incentive Plan equaled 1.5 percent and 0.75 percent of the Company’s earnings before income taxes for Mr. Nuti and each of the other Named Executive Officers, respectively. However, the Committee then adjusted the awards by applying the financial performance and diversity objectives, along with any other factors it determined to be applicable. For awards earned in 2008, the Committee considered other factors such as individual overall performance, but ultimately applied only the financial performance and diversity metrics to arrive at the amounts paid under the Management Incentive Plan, except in the case of our CEO as described above. The illustration below shows how the Committee determined the award amount payable to our CEO under the Management Incentive Plan in 2008. As explained above, the financial performance and diversity objectives are determined as a percentage of each Named Executive Officer’s salary. Thus, for Mr. Nuti:

•	Award Payable: The award to Mr. Nuti in 2008 based on the 1.5 percent of earnings before income taxes formula was $5,559,000.

•

Downward Discretion: The Committee applied downward discretion to reduce the award payable to Mr. Nuti to $1,236,642 based on the financial performance and diversity objectives that the Committee had set for him.

¡

Financial Performance Objective: As described in the discussion on financial performance objectives above, the financial performance objective for Mr. Nuti in 2008 was based solely on NPOICC. The target payout for this metric was 100% of Mr. Nuti’s base salary. NPOICC achievement for 2008 was 102 percent of the target goal. Thus, the enhanced power factor was applied because the achievement was over 100 percent. If the Company had met but not exceeded the target goal, the award earned by Mr. Nuti under this component of the objectives would have been 100 percent of his base salary of $1,000,000. If the Company had reached the maximum goal, the award earned by Mr. Nuti under this component of the objectives would have been 250 percent of his base salary of $1,000,000. The actual amount earned under this component is derived from the range between 100 and 250 percent. Based on achievement of 102 percent of the NPOICC target, when the enhanced power factor is applied, the Committee determined Mr. Nuti should be paid $1,136,642 (113.6642 percent of base salary of $1,000,000) for this component of the objectives.

¡

Diversity Objective: As described in the discussion on diversity objectives above, the achievement of the objective was based on total company performance of the objectives. The diversity objectives were achieved in 2008. The target payout on diversity objectives for Mr. Nuti was 10 percent of base salary. Accordingly, the Committee determined Mr. Nuti should be awarded $100,000 (10 percent of base salary of $1,000,000) for this component of the objectives.

¡

Other Factors the Committee Deemed Appropriate: In determining how to apply negative discretion to reduce the award payable under the Management Incentive Plan, in addition to the objectives discussed above, the Committee considered, as described page 30, the overall exemplary performance of our CEO during 2008. The Committee determined that the award payable under the Management Incentive Plan should include a performance-based component of $138,358.

•	Determination of Payment: Based on the above analysis, the Committee determined the amounts to be awarded to Mr. Nuti under the Management Incentive Plan consisted of the items listed below:

Financial Performance Objective	$1,136,642
Diversity Objective	$100,000
Other factors	$138,358
Total	$1,375,000

C.	Long-Term Incentives

In 2008, we granted an equity award to each of our Named Executive Officers during the annual awards cycle. In addition, we granted one ad-hoc equity award to our Senior Vice President and Chief Financial Officer (“CFO”), Mr. Massetti, when he joined the Company in January 2008.

1.	Annual Awards

The 2008 annual award levels were determined using both internal and external analytical tools. We rely on the Committee’s compensation consultant to validate our assessment of external conditions and to analyze competitive equity award levels in the peer group and in the various industries in which we operate. We use this information, as well as the initial award recommendations of the CEO (in the case of the other Named Executive Officers), to make final decisions. We set the size of the equity awards as a dollar amount to facilitate our comparison of this component with the other components of each executive’s compensation package and to aid us in assessing targeted direct compensation.

In 2008, the Named Executive Officers each received an annual equity award divided equally between stock options and performance-based restricted stock units. This mix is consistent with our objective of emphasizing performance-based compensation and provides the most appropriate alignment of executive interests and stockholder interests. A stock option provides a direct link to financial performance as measured by growth in the trading price of our common stock. Both stockholders and executives gain value when the trading price of our common stock increases. At the same time, the value of this form of compensation is reduced or eliminated in markets in which the trading price of our common stock declines. The performance-based restricted stock unit award drives results because its payout and the number of shares earned are directly tied to the achievement of specific pre-determined operating objectives that have been crafted to help us reach our long-term strategic objectives.

We also consider affordability to the Company as a factor in determining the size of each equity award granted. When determining the overall annual equity program for the Company for the upcoming year, we balance the size of individual awards, the number of participants, and accounting expenses from prior year grants with the total annual expense plan approved by the Board of Directors. As mentioned above, FWC also conducts a comprehensive analysis of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which helps the Committee develop an annual budget for aggregate, Company-wide long-term incentives. Additional information on these awards, including the number of shares subject to each award, is reported in the Grants of Plan-Based Awards Table on page 45 and the Outstanding Equity Awards at Fiscal Year-End Table on pages 46-47.

The annual award granted to the CEO was determined by the Committee through analysis of market data and peer group data, as well as consideration of Mr. Nuti’s past awards, performance to date and affordability to the Company. The CFO’s award was determined at the time of his hire as part of his negotiated offer. The amount of the award was determined through analysis of market data and peer group data. In an effort to build internal equity among their peers, relatively comparable annual awards were granted to Messrs. Collins, Lieb and Dorsman with variations included to recognize the executive’s ability to impact the success of the Company’s strategic initiatives in 2008, as reflected in the table below. The factors used to determine the annual award amounts were (i) internal equity among peers, (ii) a general equity range among top executives derived from market research, (iii) consideration of any retentive measures that should be taken based on the individual’s equity portfolio, and (iv) affordability to the Company. These factors were reviewed by the CEO and the Committee prior to determining each of these Named Executive Officer’s annual award. Mr. Fishman was granted an annual award in line with the guideline award granted to employees in his internal grade level in order to encourage Mr. Fishman to remain with the Company and to recognize his outstanding performance during the past year.

Annual Equity Awards Table
Named Executive Officer	Annual Equity Award Value as of Grant Date ($)
Nuti, William	4,500,000
Massetti, Anthony	1,000,000
Fishman, Robert	175,000
Collins, Malcolm	750,000
Lieb, Peter	600,000
Dorsman, Peter	700,000

2.	Ad Hoc Awards

Equity awards granted outside the annual award process, known as “ad hoc” awards, are generally stock options or performance-based restricted stock units. During 2008 only one ad hoc award was made to a Named Executive Officer. This award was a hiring grant for Mr. Massetti with an effective date of February 1, 2008 with an approved value of $2,475,000; $1,100,000 was granted in stock options and $1,375,000 was granted in performance-based restricted stock units. The factors used to determine Mr. Massetti’s award were (i) retentive considerations to ensure that he would join and remain with the Company, (ii) consideration of forfeited performance or retention bonuses and unvested equity, and (iii) affordability to the Company.

3.	Performance Levels

The various performance levels that are set under the long-term incentive plan are based on the projected long-term growth of our Company. Accordingly, the likelihood of achieving the performance levels is equal to that of achieving the projected long-term growth, which is set at a challenging but achievable level. Currently, no historical achievement data is available on our performance-based equity awards because we have not completed a full performance period, other than the 2006-2008 period, which was adjusted due to the spin-off of Teradata Corporation. The number of performance-based restricted stock units that vest depends upon the achievement of specific ROC and CNOP levels at the end of a three-year performance period, as discussed in more detail in the narrative to the Grants of Plan-Based Awards Table. Although we set threshold, target and maximum levels to determine the amount of the awards that will vest at the end of the performance period, these levels establish a continuum used to determine the actual amount of the awards that will vest. The threshold and maximum levels are generally set at approximately ten percent below and above the target level.

D.	Executive Perquisites

As part of the Company’s objective to embrace best practices within our executive compensation program, our executives are eligible for a limited offering of perquisites. The perquisites we provide support our objective to attract and retain high quality talent and are designed to allow our executives to focus on their business responsibilities without concern for the situations covered by these perquisites. The Company provided tax reimbursements with respect to perquisites in 2008 on a limited basis only, each of which is described below. In late 2008, the Committee generally discontinued all tax reimbursements going forward, with the exception of tax reimbursements provided in connection with relocations required by the Company, which are generally also provided to all non-executive employees. Each perquisite we provided in 2008 is described below.

Financial Counseling Program:    We provide the Named Executive Officers with a $12,000 annual allowance under our Financial Counseling Program to be used for financial and tax planning, estate planning, financial planning-related legal services, and income tax preparation. We believe that providing expert financial counseling reduces the amount of time and attention the Named Executive Officers would otherwise spend on that topic and maximizes the net financial reward they receive under our executive compensation program.

Executive Medical Exam Program:    We currently provide our Named Executive Officers reimbursement for up to $5,000 annually under our Executive Medical Program for a comprehensive physical examination and diagnostic testing. This amount was determined by reviewing the offerings presented by the management-approved facility that provides these services and choosing what we believe to be a level appropriate to provide our executives with a broad and comprehensive range of services. We believe that this perquisite benefits our stockholders by encouraging our executives to proactively maintain their health, thereby minimizing health-related disruptions to our business.

Lodging, Meals and Car Rental:    Prior to the opening of the Company’s New York City office in July 2008, where they are now based, Messrs. Nuti and Lieb were based at our Dayton, Ohio headquarters. While based in Dayton, Messrs. Nuti and Lieb were provided with Company-paid lodging and meals at a Company-owned historical site that the Company uses for meetings and other events. In addition, during this period the Company provided Messrs. Nuti and Lieb with a rental or leased car to commute to work from this facility because they were living away from their primary residences while temporarily based in Dayton. As of July 2008, the Company no longer provides Company-paid lodging, meals or rental or leased cars for Messrs. Nuti and Lieb at the Company’s headquarters that are considered perquisites under the executive compensation disclosure rules. Messrs. Nuti and Lieb received tax reimbursements for imputed income incurred up to July 21, 2008 as a result the Company-paid meals, lodging and rental cars associated with commuting to the Dayton, Ohio headquarters. Since July 2008, the Company has provided occasional overnight hotel accommodations near the New York City office to enhance Mr. Nuti’s productivity. The Company does not provide Mr. Nuti with a tax reimbursement for imputed income he may incur in connection with such hotel accommodations. The Company also provided Mr. Massetti, who joined the Company in January 2008, with Company-paid lodging and meals at the Company-owned facility in Dayton, as well as the use of a rental car, during 2008. Because the Company required Mr. Massetti to be based at the Dayton, Ohio headquarters on a temporary basis in order to build his organization and develop working relationships with his staff, the Company provided a tax reimbursement to Mr. Massetti for imputed income incurred relating to his temporary location in Dayton, Ohio. While Mr. Collins was with the

Company, he was provided use of a Company-paid car or an equivalent allowance for business, commuting, and personal purposes, as this is a prevalent practice in the U.K., where Mr. Collins was based.

Aircraft and Commercial Flights:    Except as described below, our corporate aircraft is available to the Named Executive Officers, as well as other employees, for business-related travel only. We permit the family members of the executive officers, including Named Executive Officers, to accompany them on limited occasions on corporate aircraft as long as such travel is approved by the CEO and the Company does not incur any incremental cost from such use. In addition, in accordance with the terms of our letter agreement with Mr. Nuti (as discussed on page 52), we have authorized the personal use of our corporate aircraft by Mr. Nuti on an as-available basis, provided that the imputed income from such personal use does not exceed $50,000 per year, based on Standard Industry Fare Level Rates (“SIFL”) as published by the Internal Revenue Service. This amount was increased during 2008 from the original negotiated amount in Mr. Nuti’s employment agreement in order to recognize increased SIFL rates since he negotiated his agreement. Mr. Nuti was permitted to use our corporate aircraft for commuting between his residence and work location (while based at the Dayton, Ohio headquarters) on a weekly or less frequent basis. Mr. Lieb was also permitted to use the aircraft for commuting use (while based at the Dayton, Ohio headquarters) on an as-available basis within reasonable limits. In addition, the Company paid for his commute on commercial flights from his residence to his work location at the Dayton, Ohio headquarters. Both executives’ use of our corporate aircraft is reviewed on a quarterly basis by the Committee. Approved use for commuting purposes was negotiated with these two executives at the time of hire in order to attract these executives, each of whom resided at the point of hire in a geographically distant area. The use of both the corporate aircraft and commercial flights for commuting purposes for Messrs. Nuti and Lieb ceased with the opening of the New York City office in July 2008, because both executives reside in the New York City area and are now based at the Company’s New York City office.

Messrs. Nuti and Lieb received tax reimbursements for imputed income incurred up to July 21, 2008 as a result of their commuting use of our corporate aircraft and commercial flights as described above. Tax reimbursements for imputed income relating to personal use of our corporate aircraft were eliminated effective January 1, 2008.

Legal Expenses:    In 2008, the Company provided reimbursement for legal expenses incurred by Mr. Nuti relating to the review of his employment agreement in connection with changes required for compliance with Section 409A of the Code.

Security Expenses:    Based on the recommendation of an outside security consultant, the Company provided security services to certain Named Executive Officers. The Company provided security risk assessments on Messrs. Nuti and Lieb’s residences and security protection to Mr. Nuti and his family while traveling on business out of the country. These security expenses were not eligible for tax reimbursement. For security and personal safety, the Company also required Mr. Nuti to use a Company-provided car and driver in and around the New York area, which may be used by other employees when available. To the extent Mr. Nuti uses such car and driver for commuting purposes, it is considered a perquisite. The Company does not provide Mr. Nuti or any other executive a tax reimbursement for imputed income he or she may incur in connection with such use.

Relocation:    During 2008, the Company provided relocation benefits to Messrs. Massetti and Dorsman. Mr. Dorsman relocated to New York and is now based out of the recently-opened New York City office. Mr. Massetti was hired in 2008 and is based temporarily in Dayton, Ohio, but it is expected that he will relocate to New York. Mr. Massetti received tax reimbursements for certain relocation benefits he received in 2008. Mr. Dorsman is expected to receive tax reimbursements in 2009 related to relocation benefits he received in 2008. Such tax reimbursement for relocation benefits is generally consistent with the Company’s relocation policies for non-executive employees.

The incremental costs to the Company associated with providing each of these perquisites to the Named Executive Officers are described in the Perquisites Table on page 42.

E.	Other Compensation Decisions

In 2008, the Committee assisted the Company in amending its compensation plans, agreements and arrangements, as necessary, to achieve documentary compliance with Section 409A of the Code by considering various design alternatives that comply with Section 409A and reviewing and approving the final terms of such amendments.

The Company also took a number steps in reaction to the sharp downturn in the worldwide economy. In early 2009, the Committee approved changes in the design of the long-term incentive program for 2009 to account for the uncertain economic outlook and the Company’s current lower stock price. First, the mix of equity vehicles for the annual grant will be changed from 50 percent stock options and 50 percent performance-based restricted stock units to 100 percent performance-based restricted stock units. This change will keep the annual run rate of equity shares used within a reasonable range because granting in stock options uses more shares. The change also reduces expense to the Company and provides an additional level of security to employees in uncertain times, while maintaining an appropriate focus on performance. Second, the performance period for the performance-based restricted stock units will be one year rather than the historical three-year period because it will be less difficult to set targets for the shorter time period. If we had continued using the three-year performance period during this unpredictable economy, we would have run a greater risk of setting the performance targets too low and achieving maximum payout without much effort, or setting the targets too high and not having any payout, which would cause retention concerns. The metrics and terms of the 2009 annual grants are otherwise generally consistent with the terms of the 2008 annual grants, except that a portion of Mr. Nuti’s award is tied to only one performance metric (NPOI) and will vest at 100 percent subject to his continued employment with the Company through February 23, 2012, and the Committee’s discretion to adjust the award downward, but not upward.

In early 2009, the Committee also reviewed the NCR Change in Control Severance Plan and the “tier” levels to which certain executive officer positions are assigned. The amount of certain compensation and benefits payable under the plan is determined by the tier level (Tiers I, II, and III) to which a position is assigned. Based on its review, the Committee revised the tier level for certain positions. As a result of this change, effective as of February 23, 2009, certain compensation and benefits under the plan were reduced for the affected executive officers, including Named Executive Officers. In particular, the positions of Messrs. Massetti and Dorsman were reduced from Tier I to Tier II, meaning that the multiplier used to determine certain compensation and benefits under the plan was reduced from 300 percent to 200 percent. No executive officer had an increase in compensation or benefits payable under the plan as a result of these changes. Additional information regarding the Change in Control Severance Plan is provided in the Potential Payments Upon Termination or Change in Control beginning on page 51 of this proxy statement.

COMPENSATION TABLES

Summary Compensation Table

The table that follows this discussion shows the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2008. In addition, for the 2008 Named Executive Officers who were also Named Executive Officers in 2007 and/or 2006, the table shows the total compensation paid to or earned by each such executive officer for the fiscal years ending December 31, 2007 and December 31, 2006. The compensation reported in the table consists of: salary (column (c)); non-performance-based bonuses (column (d)); stock awards (column (e)); option awards (column (f)); non-equity incentive plan compensation (column (g)); the aggregate change in actuarial values in each of the Named Executive Officer’s benefits under the Company’s various qualified and nonqualified defined pension benefit plans, which is applicable only to Messrs. Fishman and Dorsman (column (h)); and all other compensation not properly reportable in any other column (column (i)).

The amounts reported in columns (e) and (f) (stock awards and option awards, respectively) are the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards no. 123 (revised 2004), Share Based Payment (“FAS 123R”). The amounts reported in column (g) for 2008 consist of payments made in March 2009 with respect to the Company’s Management Incentive Plan. For more information regarding the Management Incentive Plan measurement criteria and eligibility, see the Grants of Plan-Based Awards table on page 45 of this proxy statement. The amounts reported in column (i) consist of the aggregate incremental cost to the Company of the perquisites provided to the Named Executive Officer in 2008, contributions made by the Company to the Company’s Savings Plan on behalf of each of the Named Executive Officers, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and tax reimbursements made to the Named Executive Officers during 2008, as detailed in the All Other Compensation Table below.

FAS 123R Expense vs. Value of Stock and Option Awards Granted to Named Executive Officers in 2008

The recognized compensation expense reported in the Summary Compensation Table for stock and option awards (the FAS 123R expense) differs from the compensation value of such awards actually realized by each Named Executive Officer because the FAS 123R expense represents the total expense for 2008, which includes expense relating to awards received in and prior to 2008. In order to assist our stockholders in understanding the differences between the FAS 123R expense to the Company and the value actually realized by the Named Executive Officer, we have provided a supplemental table below the Summary Compensation Table to show the variations among (i) the FAS 123R expense that is reported in the Summary Compensation Table for stock and options awards, which includes expense relating to awards received in and prior to 2008, (ii) the grant date fair value of stock and option awards granted in 2008 only, and (iii) the market value of stock awards and the intrinsic value of option awards received in 2008 only (the market value of stock awards is calculated using the closing trading price of NCR common stock on December 31, 2008 of $14.14, and the intrinsic value of option awards is calculated using the difference between the value of the option based on the closing trading price of NCR common stock on December 31, 2008 of $14.14 and the option exercise price). The supplemental table is provided only to assist stockholders in their understanding of our Company’s compensation structure, and does not replace the Summary Compensation Table required by SEC disclosure rules.

Because the Company incurred additional FAS 123R expense due to the modification of the grants in connection with the spin-off of Teradata Corporation and over-performance against performance targets, the difference between the FAS 123R expense and the grant date fair value is significant in some cases. The supplemental table shows this difference for each of our Named Executive Officers and shows the impact on the 2008 total compensation for each Named Executive Officer. For example, as reported in the Summary Compensation Table, Mr. Nuti’s total compensation in 2008 using the FAS 123R expense for stock and option awards was

$12,856,018. The supplemental table illustrates that if Mr. Nuti’s compensation had been reported using the grant date fair value of the stock and option awards he received in 2008, rather than using the FAS 123R expense incurred by the Company in connection with all outstanding awards, his total compensation in 2008 would have been $7,225,370. Thus, in 2008, approximately $5,630,648 of the total compensation reported in the Summary Compensation Table for Mr. Nuti is attributable to inclusion of FAS 123R expense relating to awards received in and prior to 2008.

Employment Agreements

During 2008, Messrs. Nuti, Massetti, Fishman, Collins, Lieb and Dorsman served as executive officers of the Company pursuant to letter agreements with the Company. All letter agreements were entered into prior to 2008 and were described in the proxy statement for the relevant year. Each letter agreement sets forth, among other things, the Named Executive Officer’s initial base salary, bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity awards. Any adjustments to these terms have been described in Section III of this Compensation Discussion and Analysis. None of the letter agreements has a fixed expiration date.

In late 2007, we entered into a letter agreement with Mr. Massetti pertaining to his services as CFO. Pursuant to the terms of the letter agreement, Mr. Massetti’s annual base salary, as of January 28, 2008, was $475,000. The Committee later approved a retroactive increase of $25,000 to his annual base salary. See Section III.A for further discussion of this retroactive increase. The letter agreement also provided that Mr. Massetti was eligible for the following: a bonus opportunity under the Management Incentive Plan; temporary housing, meals and rental car (prior to his Company assisted relocation to the New York City office); and participation in the Company’s Change in Control Severance Plan. See pages 27-30 and page 51 for further discussion of potential bonus awards under the Management Incentive Plan and compensation and benefits under the Change in Control Severance Plan, respectively. Finally, the letter agreement also provided for an initial hiring grant of stock options and performance-based restricted stock units with an approved value of $2,475,000.

2008 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation($) (i)	Total ($) (j)
Nuti, William	2008	1,000,000	0	4,138,769	5,937,405	1,375,000	0		404,844	12,856,018
Chairman of the Board, Chief Executive Officer and President	2007	1,000,000	0	4,131,140	8,755,214	2,368,432	0		556,788	16,811,574
	2006	1,000,000	0	1,460,125	3,230,347	935,140	0		349,471	6,975,083
Massetti, Anthony	2008	463,798	0	530,290	238,705	436,554	0		154,302	1,823,649
Senior Vice President and Chief Financial Officer
Fishman, Robert	2008	240,000	0	161,363	100,455	107,654	11,909		12,251	633,632
Former Interim Chief Financial Officer	2007	226,483	0	93,510	61,800	270,318	0	(4)	10,768	662,879
Collins, Malcolm (1)	2008	494,967	0	1,109,453	478,247	251,452	0		42,662	2,376,781
Former Senior Vice President, Global Sales & Marketing	2007	522,832	0	1,293,920	386,441	575,489	0		41,017	2,819,699
	2006	367,803	464,514	336,823	249,350	38,555	0		136,281	1,593,326
Lieb, Peter	2008	416,045	0	743,238	352,900	311,217	0		65,987	1,889,387
Senior Vice President and General Counsel	2007	400,923	0	874,331	277,135	373,029	0		145,043	2,070,461
Dorsman, Peter	2008	380,000	0	459,184	240,438	370,603	15,632		222,222	1,688,079
Senior Vice President, Global Operations

(1)  While he was with the Company, Mr. Collins was based in the U.K., and his annual base salary was in Great Britain Pounds (“GBP”). The amounts reported in the Summary Compensation Table with respect to Mr. Collins are in U.S. dollars and were converted from GBP using the average exchange rate for the month in which each payment was made or accrued, as applicable, except that his Non-Equity Incentive Compensation amount was converted from GBP using the average exchange rate for January 2009.

(2)  The amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2008 in connection with performance-based restricted stock or units granted under the Company’s Management Stock Plan, which was effective through April 25, 2006, and the Company’s Stock Incentive Plan, which was approved by the Company’s stockholders and became effective on April 26, 2006. With respect to performance-based restricted stock or units granted in 2008, 2007 and 2006, see Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R. For further information about awards made in 2008, see the Grants of Plan-Based Awards table on page 45 of this proxy statement.

(3)  The amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2008, 2007 and 2006 in connection with options granted under the Company’s Management Stock Plan, which was effective through April 25, 2006, and the Company’s Stock Incentive Plan, which was approved by the Company’s stockholders and became effective on April 26, 2006. With respect to options granted in 2008, 2007, 2006, and 2005 see Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R. For further information about awards made in 2008, see the Grants of Plan-Based Awards table on page 45 of this proxy statement.

(4)  In the 2007 Summary Compensation Table, the amount reported in this column was ($5,064) due to a change to mortality rates offset by an increase in the discount rate.

Supplemental Table

As described in the discussion above the Summary Compensation Table, the supplemental table below illustrates the variations among (i) the FAS 123R expense value that is reported in the Summary Compensation Table for stock and options awards, which includes expense relating to awards granted in and prior to 2008, (ii) the grant date fair value of stock and option awards received in 2008 only, and (iii) the market value of stock awards and the intrinsic value of option awards received in 2008 only (the market value of stock awards is calculated using the closing trading price of NCR common stock on December 31, 2008 of $14.14, and the intrinsic value of option awards is calculated using the difference between the value of the option based on the closing trading price of NCR common stock on December 31, 2008 of $14.14 and the option exercise price).

Named Executive Officer	Compensation Component	Amount Reported in Summary Compensation Table using Total 2008 FAS 123R Expense (includes expense for awards received in and prior to 2008) ($) (a)	Amount Using Grant Date Fair Value of Awards Received in 2008 ($) (b)	Amount Using Value of Awards Received in 2008 Calculated at the December 31, 2008 Closing Stock Price ($) (c)
Nuti, William	Stock Awards	4,138,769	2,222,759	1,418,313
	Option Awards	5,937,405	2,222,767	0
	Total Compensation(1)	12,856,018	7,225,370	4,198,157
Massetti, Anthony	Stock Awards	530,290	1,889,867	1,202,296
	Option Awards	238,705	1,610,690	0
	Total Compensation(1)	1,823,649	4,555,211	2,256,950
Fishman, Robert	Stock Awards	161,363	86,446	55,160
	Option Awards	100,455	86,438	0
	Total Compensation(1)	633,632	544,698	426,974
Collins, Malcolm	Stock Awards	1,109,453	370,471	236,393
	Option Awards	478,247	370,462	0
	Total Compensation(1)	2,376,781	1,530,014	1,025,474
Lieb, Peter	Stock Awards	743,238	296,368	189,108
	Option Awards	352,900	296,372	0
	Total Compensation(1)	1,889,387	1,385,989	982,357
Dorsman, Peter	Stock Awards	459,184	345,762	220,626
	Option Awards	240,438	345,760	0
	Total Compensation(1)	1,688,079	1,679,979	1,209,083

(1)  The Total Compensation amount in the table above includes the stock awards and option awards shown in the table, as well as the non-equity compensation components listed in the Summary Compensation Table. For example, the non-equity compensation components for Mr. Nuti include Salary: $1,000,000; Bonus: $0; Non-Equity Incentive Plan Compensation: $1,375,000; Change in Pension Value and Nonqualified Deferred Compensation Earnings: $0; and All Other Compensation: $404,844, which totals $2,779,844. When this figure is added to the stock awards and option awards in columns (a), (b) and (c) in the table above, the total compensation for Mr. Nuti is $12,856,018, $7,225,370 and $4,198,157, respectively.

2008 All Other Compensation Table

The table below shows the value of perquisites, tax reimbursements (the value of tax gross-ups paid to our Named Executive Officers), insurance premiums paid by the Company with respect to life insurance, and Company contributions to the Company Savings Plan made on behalf of each of the Named Executive Officers. There were no severance or change in control accruals made in 2008.

The amounts reported in column (A) reflect the aggregate incremental cost to the Company in fiscal year 2008 for the items set forth in the Perquisites Table on page 42. Perquisites, other than corporate aircraft usage, Company-provided car and driver, and temporary housing at a Company-owned location in Dayton, Ohio, are valued at the actual amount paid to each provider of such perquisites, or if applicable, to the Named Executive Officer for use in connection with a perquisite program. The amounts reported in column (B) are related to the tax reimbursements Messrs. Nuti, Massetti, and Lieb received relating to their living expenses in Dayton, Ohio, and for tax reimbursements to Mr. Massetti relating to relocation benefits. Additionally, a portion of the tax reimbursement for Mr. Nuti was related to the use of the corporate aircraft for commuting purposes. The tax reimbursements relating to Messrs. Nuti and Lieb’s commuting expenses ceased upon the opening of the New York City office in July 2008. Due to security concerns, the Company provides a Company-provided car and driver to Mr. Nuti for use in and around the New York area, and on an as-available basis to other executives; however, the Company does not provide any tax reimbursement with respect to the use of such car and driver. Tax reimbursements to Mr. Massetti relating to the provision of Company-paid lodging and meals at a Company-owned facility, as well as the use of a rental car, ceased as of December 31, 2008. Because the Company required Mr. Massetti to be based at the Dayton, Ohio headquarters on a temporary basis in order to build his organization and develop working relationships with his staff, the Company provided a tax reimbursement to Mr. Massetti for imputed income incurred relating to his temporary location in Dayton, Ohio through and ending on December 31, 2008.

The amounts reported in column (C) include the dollar value of any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers. The amounts reported in column (D) consist of contributions made by the Company to the Company’s Savings Plan on behalf of each of the Named Executive Officers. The Company also provides such contributions on behalf of its non-executive employees.

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Tax Reimbursements ($) (B)	Insurance Premiums ($) (C)	Company Contributions to Retirement and 401(k) Plans ($) (D)	Total ($)
Nuti, William	2008	367,832	23,205	2,736	11,071	404,844
	2007	481,554	62,075	2,088	11,071	556,788
	2006	317,208	19,461	2,088	10,714	349,471
Massetti, Anthony	2008	112,305	35,197	1,544	5,256	154,302

Fishman, Robert	2008	0	0	1,094	11,157	12,251
	2007	0	0	594	10,174	10,768

Collins, Malcolm(1)	2008	30,873	0	743	11,046	42,662
	2007	31,932	0	669	8,416	41,017
	2006	132,084	0	519	3,678	136,281
Lieb, Peter	2008	35,365	17,704	1,847	11,071	65,987
	2007	97,222	35,695	1,340	10,786	145,043

Dorsman, Peter	2008	210,984	0	1,733	9,505	222,222

(1)  For Mr. Collins, the amount reported in column C was converted from GBP using the average monthly exchange rate for the month in which the premium was paid.

2008 Perquisites Table

The table below shows the aggregate incremental cost of perquisites provided to the Named Executive Officers during 2008. Throughout this table, the notation “NE” indicates that an executive was not eligible or authorized to receive a specific perquisite.

The amounts reported in column (a) represent the incremental cost to the Company of commuting and personal usage of the corporate aircraft. The amounts reported for Mr. Nuti relate to commuting flights between his residence and the Dayton, Ohio headquarters and personal usage of the corporate aircraft. The amounts reported for Mr. Lieb relate to commercial commuting flights. On shared corporate aircraft flights on which both Messrs. Nuti and Lieb were present, incremental costs were charged fully to Mr. Nuti. The incremental cost to the Company of commuting or personal usage of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as general administration, depreciation, and pilot compensation, were not included in the determination of the Company’s incremental cost. On occasion, other individuals traveled with Named Executive Officers on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel.

The amounts reported in column (b) represent the incremental cost the Company incurred in connection with providing temporary housing for Messrs. Nuti, Lieb and Massetti at a Company-owned location near the Dayton, Ohio headquarters. Column (b) also includes the incremental cost to the Company in providing hotel accommodations to Mr. Nuti. The amounts reported in column (c) represent the payments made by the Company for meals and other miscellaneous living expenses for Messrs. Nuti, Lieb and Massetti while they stayed at Company-owned lodging near the Company’s headquarters. The amounts reported in column (d) represent legal expenses paid by the Company on Mr. Nuti’s behalf for review of his employment agreement in connection with changes required for compliance with Section 409A of the Code. The amounts reported in column (e) represent payments made by the Company for security risk assessments performed on Messrs. Nuti and Lieb’s residences and security protection provided to Mr. Nuti and his family, as well as the Company-provided car and driver Mr. Nuti is required to use for security purposes in and around the New York area. Column (f) represents the amounts paid to or on behalf of Messrs. Massetti and Dorsman in connection with their planned relocation and relocation, respectively, to the New York City office. The amounts in column (g) represent the car allowance paid to Mr. Collins, and the amounts paid for rental cars for Messrs. Nuti, Massetti and Lieb for commuting purposes while they were based in Dayton, Ohio.

In 2006, the Company implemented an executive medical program, which provided reimbursement of up to $5,000 for each executive to receive medical diagnostic services at a designated medical facility. Although not all of the Named Executive Officers used all of their allowance in 2008, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the total amount of the maximum benefit available to each executive in column (h), rather than the amounts actually used by each individual.

The amounts reported in column (i) represent the payment made by the Company to each executive for financial planning assistance, as part of the Company’s Financial Planning Allowance Program.

Named Executive Officer	Year	Corporate/ Commercial Aircraft Usage ($)(a)	Temporary Housing Expenses ($)(b)	Meals ($)(c)	Legal Expenses ($)(d)	Security ($)(e)	Relocation ($)(f)	Rental /Lease Cars ($)(g)	Executive Medical Program ($)(h)	Financial Planning Allowance ($)(i)	Total ($)
Nuti, William	2008	267,802	6,415	528	9,188	65,355	NE	1,544	5,000	12,000	367,832
	2007	447,169	10,494	1,414	0	NE	NE	5,477	5,000	12,000	481,554
	2006	282,750	8,944	1,331	1,159	NE	NE	6,024	5,000	12,000	317,208
Massetti, Anthony	2008	0	39,909	3,694	NE	NE	40,097	11,605	5,000	12,000	112,305

Fishman, Robert	2008	NE	NE	NE	NE	NE	NE	NE	NE	NE	0
	2007	NE	NE	NE	NE	NE	NE	NE	NE	NE	0

Collins, Malcolm(1)	2008	NE	NE	NE	NE	NE	NE	13,758	5,000	12,115	30,873
	2007	NE	NE	NE	NE	NE	NE	14,791	5,000	12,141	31,932
	2006	NE	NE	NE	NE	NE	101,800	12,679	5,000	12,605	132,084
Lieb, Peter	2008	4,817	4,134	789	NE	4,335	NE	4,290	5,000	12,000	35,365
	2007	62,601	10,912	1,660	NE	NE	NE	5,049	5,000	12,000	97,222

Dorsman, Peter	2008	NE	NE	NE	NE	NE	193,966	18	5,000	12,000	210,984

(1)  The amount reported in column (i) with respect to Mr. Collins is in U.S. dollars and was converted from GBP using the average exchange rate for the month in which the payment was made.

Grants of Plan-Based Awards Table

The table that follows this discussion shows both non-equity and equity awards provided during 2008 by the Committee to each of our Named Executive Officers. Non-equity awards were made pursuant to the Company’s Management Incentive Plan described in Section II of this Compensation Discussion and Analysis. Equity awards were made under the Company’s 2006 Stock Incentive Plan, also described in Section II. These equity awards are described in detail below. Column (b1) of the table identifies those situations where the date of approval of an equity award differed from the grant date of the award for FAS 123R purposes. In all instances, the approval of the equity award preceded the grant date of such award. Columns (c), (d) and (e) reflect the potential award level for each Named Executive Officer under the 2008 Management Incentive Plan Objectives. The actual amounts earned under the Management Incentive Plan are reflected in the Non-Equity Incentive Plan Compensation column in the 2008 Summary Compensation Table. Columns (f), (g) and (h) relate to performance-based restricted stock units granted to each of the Named Executive Officers in 2008. These grants are subject to a three-year performance period and require the achievement of specified performance metrics established by the Committee in order for vesting to occur. See Section III.C of this Compensation Discussion and Analysis for further detail. Column (i) reflects the number of options to purchase shares awarded to the Named Executive Officers in 2008. Column (j) reflects the exercise or base price of option awards granted in 2008 set at the closing price of NCR common stock on the grant’s effective date. A column for “All Other Stock Awards,” which would include the number of any shares of stock granted that are not required to be in disclosed in columns (f) , (g) and (h) is not included in the table because there are no such awards to report.

In 2008, the Committee granted performance-based restricted stock units to all Named Executive Officers as reflected in the Grants of Plan-Based Awards Table. The performance cycle for these awards is January 1, 2008 through December 31, 2010. The units will vest at the end of the performance cycle after the Committee determines to what extent the metrics for the performance cycle are met, and applies other factors it deems appropriate to determine the amount of the award. We pay awards only if we achieve a minimum cumulative Return on Capital goal of 20 percent for the applicable performance period. In other words, no units will vest if the Return on Capital goal is not achieved. Return on Capital is equal to our NPOI divided by Controllable Capital. The Committee also set performance metrics based on the Company’s CNOP to determine the final award payable. We determined CNOP using the following formula:

•	Multiplying Controllable Capital by 10 percent (which approximates our annual weighted average cost of capital), and

•	Subtracting this amount from the sum of NPOI as reported for each quarterly reporting period during the performance period.

By Controllable Capital, we mean:

(i)	Our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus

(ii)	The sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus

(iii)	The sum of payroll and employee benefits and other current liabilities, excluding taxes and severance.

We use CNOP to determine the number of units that will vest because it is the measure that represents projected long-term meaningful growth of the Company. CNOP accurately demonstrates the value that the Company generates from its operations. That is, while it is possible to create a short-term increase in NPOI by growing receivables, inventory, and investments in Property, Plant and Equipment (each of which is an element of Controllable Capital), in the long-term, these types of short-term gains may begin to erode and Return on Capital will subsequently decrease. By using Return on Capital (as described above), the Committee can ensure that the NPOI growth is based on sound investments by taking into account the impact of the cost of generating the additional NPOI.

If our minimum Return on Capital goal is met, then we apply straight-line interpolation to our actual CNOP for the performance period to compute the number of units earned by the Named Executive Officers between the specified threshold, target, and maximum payout levels. Below is a sample straight-line interpolation graph that illustrates how the number of units is computed. The number of units below is for illustrative purposes only:

Results	Payouts
1	25%
2	62.5%
3	100%
4	125%
5	150%

As illustrated by this graph, if the results were at level 4, then the payout percentage would be 125 percent. Thus, an executive officer with a target award of 100 units would receive 125 units.

The Committee also granted options to each of the Named Executive Officers in 2008 as reflected on the Grants of Plan-Based Awards Table. Twenty-five percent of these options vest on each of the first, second, third and fourth anniversaries of the grant date. The exercise price for each of these options is equal to the closing price of NCR’s common stock on the date of grant.

2008 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (Sh)			All Other Option Awards: Number of Securities Underlying Options (Sh)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value ($)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(b1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Nuti, William	Annual Fin.		500,000	1,000,000	2,500,000
	Diversity			100,000
	03/01/2008	02/12/2008				25,076	100,305	150,458			2,222,759
	03/01/2008	02/12/2008							281,915	22.16	2,222,767
Massetti, Anthony	Annual Fin.		171,875	343,750	859,375
	Diversity			45,833
	03/01/2008	02/12/2008				5,573	22,290	33,435			493,946
	03/01/2008	02/12/2008							62,648	22.16	493,950
	02/01/2008	12/13/2007				15,685	62,738	94,107			1,395,921
	02/01/2008	12/13/2007							141,064	22.25	1,116,740
Fishman, Robert(1)	RFR		54,000	108,000	216,000
	03/01/2008	02/12/2008				975	3,901	5,852			86,446
	03/01/2008	02/12/2008							10,963	22.16	86,438
Collins, Malcolm(2)	Annual Fin.		144,476	288,952	722,379
	Diversity			38,527
	03/01/2008	02/12/2008				4,180	16,718	25,077			370,471
	03/01/2008	02/12/2008							46,986	22.16	370,462
Lieb, Peter	Annual Fin.		126,000	252,000	504,000
	Diversity			42,000
	03/01/2008	02/12/2008				3,344	13,374	20,061			296,368
	03/01/2008	02/12/2008							37,589	22.16	296,372
Dorsman, Peter	Annual Fin.		142,500	285,000	712,500
	Diversity			38,000
	03/01/2008	02/12/2008				3,901	15,603	23,405			345,762
	03/01/2008	02/12/2008							43,853	22.16	345,760

(1)  Mr. Fishman was paid on NPOI (Non-Pension Operating Income), in accordance with the objectives of the non-executive incentive plan (reflected as RFR in the table above).

(2)  Amounts reported in columns (c), (d) and (e) for Mr. Collins are in U.S. dollars and were converted from GBP using the average exchange rate for January 2009.

2008 Outstanding Equity Awards at Fiscal Year-End Table

The table below shows all outstanding options and restricted stock or stock unit awards held by our Named Executive Officers as of December 31, 2008. Following this table are vesting tables that indicate the vesting schedule of each grant reported below.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nuti, William
	03/01/2008								100,305	1,418,313
	03/01/2008		281,915		22.16	03/01/2018
	10/24/2007								63,899	903,532
	10/24/2007		336,378		16.10	10/24/2017
	03/01/2007			—					126,547	1,789,375
	03/01/2007	78,834	236,511		21.27	03/01/2017
	02/13/2006	179,671	179,675		17.82	02/13/2016
	08/08/2005	531,319			16.10	08/08/2015
	08/08/2005	406,732	135,579		16.10	08/08/2015
	08/08/2005						46,097	651,812
Massetti, Anthony
	03/01/2008								22,290	315,181
	03/01/2008	—	62,648	—	22.16	03/01/2018	—	—
	02/01/2008								62,738	887,115
	02/01/2008		141,064		22.25	02/01/2018
Fishman, Robert
	03/01/2008								3,901	55,160
	03/01/2008		10,963		22.16	03/01/2018
	10/24/2007								575	8,131
	10/01/2007						4,179	59,091
	10/01/2007	2,603	7,810		23.93	10/01/2017
	06/01/2007	3,249	9,751		24.70	06/01/2017
	06/01/2007								5,217	73,768
	05/01/2007	1,047	3,148	—	23.13	05/01/2017
	05/01/2007								1,683	23,798
	03/01/2007								2,302	32,550
	03/01/2007	1,431	4,302		21.27	03/01/2017
	02/13/2006	1,615	1,619		17.82	02/13/2016
	03/01/2005	3,133	1,047		17.97	03/01/2015

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Collins, Malcolm
	03/01/2008								16,718	236,393
	03/01/2008		46,986		22.16	03/01/2018
	10/24/2007								30,636	433,193
	10/01/2007	3,254	9,763	—	23.93	10/01/2017	—	—
	10/01/2007								5,224	73,867
	03/01/2007	10,748	32,252		21.27	03/01/2017
	03/01/2007								17,256	244,000
	03/01/2006	76,866	76,868		18.35	03/01/2016
Lieb, Peter
	03/01/2008								13,374	189,108
	03/01/2008		37,589		22.16	03/01/2018
	10/24/2007								18,293	258,663
	10/01/2007	2,603	7,810	—	23.93	10/01/2017
	10/01/2007						4,179	59,091
	03/01/2007	10,032	30,103		21.27	03/01/2017
	03/01/2007								16,107	227,753
	05/29/2006	51,434	51,438		18.29	05/29/2016
Dorsman, Peter
	03/01/2008								15,603	220,626
	03/01/2008		43,853		22.16	03/01/2018
	10/24/2007								5,849	82,705
	10/24/2007								1,424	20,135
	10/01/2007			—			—	—	5,224	73,867
	10/01/2007	3,254	9,763		23.93	10/01/2017
	03/01/2007								16,107	227,753
	03/01/2007	10,032	30,103		21.27	03/01/2017
	09/06/2006	4,002	4,004		15.75	09/06/2016
	04/17/2006	16,448	16,450		19.05	04/17/2016

Options Vesting Table

Grant Date	Vesting Schedule
10/24/2007	Vest if specified performance conditions are satisfied, as approved by the Committee
03/01/2008 09/06/2006 02/01/2008 05/29/2006 10/01/2007 04/17/2006 06/01/2007 03/01/2006 05/01/2007 02/13/2006 03/01/2007 03/01/2005	Four-year vesting: 25% annually
08/08/2005 (Performance-Based)	A portion of the original award vested in 2007 based on conversion methodology approved by the Committee due to the spin-off of Teradata Corporation. The remainder of the award was replaced by Mr. Nuti’s 10/24/07 grant.
08/08/2005 (Time-Based)	Four-year vesting: 25% annually

Time-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
10/01/2003 03/01/2007	Three-year cliff vesting: 100%
08/08/2005	Four-year vesting: 25% annually

Performance-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
03/01/2008 06/01/2007 02/01/2008 05/01/2007 10/24/2007 03/01/2007 10/01/2007	Vest if specified performance conditions are satisfied, as approved by the Committee

2008 Option Exercises and Stock Vested Table

The table that follows shows each Named Executive Officer’s option exercises and restricted stock or restricted stock unit vestings during 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (e)
Nuti, William	—	—	78,308	1,663,654
Massetti, Anthony	—	—	—	—
Fishman, Robert	9,544	168,028	2,459	57,653
Collins, Malcolm	—	—	15,444	218,378
Lieb, Peter	—	—	9,222	130,399
Dorsman, Peter	—	—	3,667	51,851

Pension Benefits

The table below this discussion summarizes the present value of accrued benefits for all pension plans for which Messrs. Fishman and Dorsman are eligible.

Starting in 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, the Company closed its U.S. pension plans to new participants and froze pension benefits for existing U.S. participants under the age of 40. Effective December 31, 2006, these plans were frozen for all of the remaining participants, including the Named Executive Officers. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional contributions will be made by the Company after the effective date of the freeze.

Messrs. Dorsman and Fishman are the only Named Executive Officers eligible for benefits under our defined benefit pension plans. Because Messrs. Nuti, Massetti and Lieb joined the Company after the plans had been closed to new participants, they are not eligible for benefits under our defined benefit pension plans.

While he was with the Company, Mr. Collins was employed in the U.K., and participated in the U.K. Defined Contribution Pension Plan, which is a defined contribution plan. He was not a participant in the U.K. pension plan, which was closed to participants in 2004, prior to him joining the Company.

NCR Pension Plan

The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the U.S. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of three years of service or attaining age 65. The full monthly pension benefit may begin at age 65, but may be started between age 55 and 65 in a reduced amount at the option of the participant after the participant has terminated employment. Participants who terminate from the Company after age 55 qualify for early retirement and may receive an unreduced benefit at age 62. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with the Company, (2) a factor between 1.3 percent and 1.7 percent, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to pay for earlier years when earnings typically were less. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1.5 percent (three percent in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, as long as the participant remains an employee of the Company. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

NCR Nonqualified Excess Plan

The Company also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and the benefits vest after the earlier of five years of service or attaining age 65. However, if the participant terminates from the Company prior to reaching age 55, the entire benefit is forfeited. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Mr. Dorsman is the only Named Executive Officer who is a participant in the Excess Plan.

Supplemental Retirement Plans

The Company also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Mr. Dorsman is the only Named Executive Officer who is a participant in the Officer Plan.

The Officer Plan pays monthly benefits in an amount equal to 2.5 percent of career average monthly pay for service after becoming a plan participant and vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

2008 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Nuti, William(1)	N/A	N/A	N/A
Massetti, Anthony (1)	N/A	N/A	N/A
Fishman, Robert	NCR Pension Plan	13.6	127,102
Collins, Malcolm(2)	N/A	N/A	N/A
Lieb, Peter(1)	N/A	N/A	N/A
Dorsman, Peter(3)	NCR Pension Plan	18.3	143,627
	Officer Plan	1.6	58,873

(1)  Messrs. Nuti, Massetti and Lieb are not participants in, nor eligible with respect to any of the Company’s pension plans, because all of the U.S. plans were closed to new participants prior to their respective employment dates.

(2)  Mr. Collins participated in a defined contribution plan in the U.K.

(3)  Pursuant to the terms of the Officer Plan, Mr. Dorsman has been credited with fewer years of service under the Officer Plan than his years of service with the Company because he did not become eligible for Officer Plan participation until the attainment of executive status.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show the amount of compensation that would have been paid, and/or benefits that would have been provided to each of the Named Executive Officers, including Mr. Collins, who resigned from the Company in 2009, in the event of termination of each such executive’s employment as of December 31, 2008. A description of death and disability benefits and treatment of equity upon termination is provided below. See “Retirement Benefits,” “Change in Control Arrangements” and “Severance Benefits” in Sections II.E.3, II.E.4 and II.E.5, respectively, of this Compensation Discussion and Analysis for a description of such items. The actual benefits provided to Mr. Collins pursuant to the terms of a Compromise Agreement, which is based on U.K. law and standard practices in the U.K. where Mr. Collins resides, include payment or provision to Mr. Collins of: (i) the amount of £123,133, which represents three months of base salary and three months of the pro-rated 2009 target bonus under the Company’s Management Incentive Plan; (ii) the sum of £169,675 for loss of employment, £173,762 for the amount Mr. Collins would have earned in 2008 based on actual performance under the Company’s Management Incentive Plan, and £30,000 for Mr. Collin’s agreement to certain confidentiality and post-termination restrictions; and (iii) private medical insurance benefits to Mr. Collins and his dependents for a period of up to one year. If Mr. Collins were to breach the terms of the confidentiality and post-termination restrictions, Mr. Collins would be required to repay the amount representing payment for loss of employment. The amounts representing actual or target bonus will be paid under regular payroll, rather than under the Management Incentive Plan.

The plans and agreements discussed in “Change in Control Arrangements” and “Severance Benefits” in this Compensation Discussion and Analysis include the following material conditions to the receipt of compensation and/or benefits. In the case of the Change in Control Severance Plan, the compensation and/or benefits provided to each participant are based upon a “tier” level and conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes, among other items, an eighteen-month non-competition, non-solicitation and confidentiality provision.

The Change in Control Severance Plan provides for the following benefits upon the satisfaction of the double-trigger described in Section II.E.4 of the Compensation Discussion and Analysis related to the change in control of the Company:

•

A payment equal to 300 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier I, and 200 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier II;

•	A payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan, based on the number of days in the year prior to the date of termination;

•	Accelerated vesting of all performance-based and time-based restricted stock, restricted stock units and options;

•

Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years for Tier I and two years for Tier II;

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable.

As discussed in Other Compensation Decisions on page 35 of this proxy statement, in 2009, the Committee reviewed the NCR Change in Control Severance Plan and revised the “tier” levels to which certain executive officer positions are assigned. As a result, certain compensation and benefits under the plan were reduced for the affected executive officers, including Named Executive Officers. In particular, the positions of Messrs. Massetti and Dorsman were reduced from Tier I to Tier II, meaning that the multiplier used to determine certain compensation and benefits under the plan was reduced from 300 percent to 200 percent. No executive officer had an increase in compensation or benefits payable under the plan as a result of these changes. The changes, which became effective in 2009, are not included in the tables below, which show the amount of compensation that would have been paid, and/or benefits that would have been provided to, each of the Named Executive Officers due to a qualifying event as of December 31, 2008.

In the case of severance agreements, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our most senior executives, including our Named Executive Officers. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. A description of the U.S. and U.K. reduction-in-force plans and the severance arrangement with Mr. Nuti, each of which was previously referenced in “Severance Benefits” in this Compensation Discussion and Analysis, is provided below.

The U.S. Reduction-in-Force Plan provides our U.S. employees with one week of separation pay for each full year of service (employees with one year of service or less receive a minimum of two weeks of separation pay, while employees with either two or three full years of service receive a minimum of four weeks of separation pay). Payments are capped at an amount equal to 26 weeks of separation pay. The plan also provides employees with outplacement services to assist them with securing new employment and the continuation of Company-subsidized medical coverage for them and their dependents for up to 26 weeks. Finally, the plan gives us the discretion to increase the number of weeks of separation pay that an employee receives. It is generally our practice to negotiate such terms with each of our most senior executives, including our Named Executive Officers.

Our U.K. Reduction-in-Force Plan is statutorily prescribed and provides our U.K. employees with a half of a week of pay per year of service for service provided during the time the employee was between 18 and 21 years old, plus one week of pay per year of service for service provided during the time the employee was between 22 and 40 years old, plus one and a half weeks of pay per year of service for service provided during the time the employee was more than 40 years old, up to a total limit of 30 weeks of pay with a weekly pay limit in 2008 of £330. Our U.K. plan includes, in addition to the statutorily prescribed component, a discretionary severance benefit that allows the Company to provide an additional severance benefit of two weeks of pay per year of service up to a maximum of 23 years of service. Like the U.S. plan, the U.K. plan permits us to exercise our discretion to adjust Mr. Collins’ separation pay if we consider it appropriate.

We entered into a letter agreement dated as of July 29, 2005 with Mr. Nuti when he became our CEO. The severance-related compensation and benefits to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Nuti’s compliance with an eighteen-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive:

•	A payment equal to 150 percent of his annual base salary;

•	A payment equal to 150 percent of his targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for himself and his dependents, equal to the level he received during his employment, for a period of 18 months.

Death and Disability Benefits

Benefits provided to Named Executive Officers under the termination scenarios of death or disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same Company-provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general Company population. These core coverages are 200 percent of base salary for life insurance (up to a maximum benefit of $1,200,000 for core life insurance — additional limits apply if supplemental coverage is purchased), 100 percent of base salary for two to eighteen weeks depending on years of service and 66.67 percent of base salary for the remainder of a 26-week period for short-term disability coverage, and 50 percent of base salary for the duration of an employee’s long-term disability for long-term disability coverage (up to a maximum of $15,000 per month). Each employee has the option of choosing a higher level of coverage at his or her own expense.

Treatment of Equity upon Termination

Under the Stock Incentive Plan, the vesting treatment of equity awards differs based on the form of equity and the termination reason as outlined below for awards granted in 2006, 2007, and 2008. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of a minimum of twelve month’s duration, as well as a confidentiality provision.

Event	Applicable Year	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock or Restricted Stock Units	Stock Options
Death and Long-term Disability (“LTD”)	2006	Award vests in full upon the date of death or LTD.	A pro rata portion of the award, calculated as of the date of death or LTD, will continue to vest and payout at the end of the performance period based on actual results.	Awards vest in full upon the date of death or LTD and are exercisable as follows: For the for the one-year period following the date of death or LTD, regardless of the expiration date. If the death or LTD occurs on or after age 55, until the earlier of the three year period or after death or LTD and the expiration date, but in no event earlier than one year following the date of death or disability.
	2007-08	Same as above.	Same as above.	Awards vest in full upon the date of death or LTD and are exercisable as follows: If death or LTD occurs before age of 55, until the later of the one-year anniversary of the death or LTD and the Expiration Date. If death or LTD occurs on or after age 55, until the later of the third anniversary of the date of death or LTD and the Expiration Date.
Retirement (triggers at age 55)	2006-08	Pro rata portion will become fully vested as of date of retirement.	A pro rata portion of the award, calculated as of the date of retirement, will continue to vest and payout at the end of the performance period based on actual results.	Unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date.
Termination due to Reduction in Force (“RIF”)	2006-08	Pro rata portion will become fully vested as of date of RIF.	A pro rata portion of the award, calculated as of the date of RIF, will continue to vest and payout at the end of the performance period based on actual results.	Unvested awards are forfeited. Vested awards expire the earlier of 59 days after termination or the expiration date.
Voluntary Resignation	2006-08	Award is forfeited.	Award is forfeited.	Unvested awards are forfeited. Vested awards expire the earlier of 59 days after termination or the expiration date.
Involuntary Termination for Cause	2006-08	Award is forfeited.	Award is forfeited.	Award is forfeited.

Event	Applicable Year	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock or Restricted Stock Units	Stock Options
Change in Control (“CIC”) (if awards are assumed)	2006	If termination occurs (other than for cause or disability) within 24 months of CIC, award vests in full upon termination.	If termination occurs (other than for cause or disability) within 24 months of CIC, award vests in full upon termination.	Vesting continues as scheduled and options are exercisable as set by the grant agreement. If termination (voluntary for Good Reason or involuntary other than for cause) occurs within 24 months after CIC, award vests in full and options are exercisable the later of last date on which they would be exercisable in the absence of CIC or the first anniversary of the termination of employment, but not later than natural expiration.
	2007	If termination (other than for cause or disability, and, in the case of employees who are subject to the NCR CIC Plan and/or Severance Plan, for good reason) occurs within 24 months of CIC, award vests in full upon termination of employment.	If CIC occurs on or prior to the first anniversary of the grant, award vests in full at the end of the performance period at target. If CIC occurs after the first anniversary of the grant, award vests in full at the end of the performance period based on actual performance through the end of the calendar year immediately prior to CIC. Vesting is subject to continued employment through the performance period. If termination occurs (involuntary or voluntary other than for cause or disability, and, in the case of employees who are subject to the NCR CIC Plan and/or Severance Plan, for good reason) within 24 months after CIC award vests immediately prior to termination at the level described above depending on whether termination is before or after the first anniversary of the grant.	Vesting continues as scheduled and options are exercisable as set by the grant agreement. If termination (voluntary or involuntary other than for cause or disability) occurs within 24 months of CIC, award vests in full and options are exercisable until the later of (a) the earlier of the first anniversary of the termination of employment and the expiration date, and (b) the date determined by the disability and retirement provisions. For employees who are subject to the NCR CIC Plan and/or Severance Plan and terminate for good reason, the options are exercisable until the earlier of the expiration date and the first anniversary of the termination date.
	2008	Same as above.	Same as above, except that award is converted to a time-based award, and, for CIC after the first anniversary of the grant, vesting is based actual performance to date (measured as of one or two months prior to CIC, depending on whether CIC occurs in the first five days of the month).	Same as above.

Event	Applicable Year	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock or Restricted Stock Units	Stock Options
Change in Control (“CIC”) (if awards are not assumed)	2006	Award vests in full immediately prior to CIC.	Award vests in full immediately prior to CIC.	Award vests in full immediately prior to CIC.
	2007	Same as above.	If CIC occurs on or prior to the first anniversary of the grant, award vests in full prior to the CIC at target. If CIC occurs after the first anniversary of the grant, award vests in full immediately prior to the CIC based on actual performance through end of calendar year immediately prior to CIC.	Same as above.
	2008	Same as above.	Same as above, except that for CIC after the first anniversary of the grant, vesting is based actual performance to date (measured as of one or two months prior to CIC, depending on whether CIC occurs in the first five days of the month).	Same as above.

There are grants outstanding and unvested under the Management Stock Plan from 2005. The vesting treatment upon termination differs based on the vehicle and the termination reason as outlined below. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of a minimum of eighteen month’s duration, as well as a confidentiality provision.

Situation	Restricted Stock	Performance-Based Restricted Stock	Stock Options
Death and Long-term Disability	Award vests in full upon date of death or LTD.	N/A	Award vests in full upon the date of death or LTD and are exercisable for the ten-year life of the grant.
Retirement	Award is forfeited.	N/A	Award vests in full. Award may be exercised for the ten-year life of the grant.
Termination due to Reduction in Force	Award is forfeited.	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.
Voluntary Resignation	Award is forfeited.	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.
Involuntary Termination for Cause	Award is forfeited.	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.
Change-in- Control	Award is forfeited.	N/A	Awards vest in full upon the date of CIC. Term is determined by the succeeding company.

2008 Potential Payments Upon Termination and Change in Control Table

The table that follows shows the estimated amounts each Named Executive Officer would have received upon the occurrence of the events listed in the table.

	Potential Payments Upon Termination and Change in Control
	Change in Control / Severance	Reduction-in-Force (5), (6)	Death	Disability	Voluntary Resignation
Nuti, William R.
Cash	$6,300,000	$3,150,000	N/A	N/A	N/A
Prorata Bonus	1,375,000	1,375,000	1,375,000	1,375,000	N/A
Stock Option(1)	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares(1)	3,859,492	1,491,558	1,491,558	1,491,558	N/A
Welfare Benefits	44,866	15,517	N/A	N/A	N/A
Excise Tax Gross-Up(1), (2), (3), (4)	—	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(7)	N/A	N/A	1,200,000	N/A	N/A
Disability Payments(8)	N/A	N/A	N/A	N/A	N/A

TOTAL	$11,589,357	$6,042,075	$4,066,558	$2,866,558	$ —

Massetti, Anthony
Cash	$2,775,000	$250,000	N/A	N/A	N/A
Prorata Bonus	436,554	436,554	436,554	436,554	N/A
Stock Option	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares	1,202,296	358,380	358,380	358,380	N/A
Welfare Benefits	42,215	4,926	N/A	N/A	N/A
Excise Tax Gross-Up	1,989,315	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	1,000,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$6,455,381	$1,059,861	$1,794,935	$794,935	$ —

Fishman, Robert
Cash	$696,000	$120,000	N/A	N/A	N/A
Prorata Bonus	107,654	107,654	107,654	107,654	N/A
Stock Option	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares	142,489	52,449	52,449	52,449	N/A
Welfare Benefits	24,938	4,926	N/A	N/A	N/A
Excise Tax Gross-Up	—	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	1,920,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$981,081	$295,029	$2,080,103	$160,103	$ —

Collins, Malcolm
Cash	$2,209,121	$199,020	N/A	N/A	N/A
Prorata Bonus	251,749	251,749	251,749	251,749	N/A
Stock Option	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares	554,260	246,193	246,193	246,193	N/A
Welfare Benefits	5,577	561	N/A	N/A	N/A
Excise Tax Gross-Up	1,251,196	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	527,462	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$4,281,902	$707,522	$1,025,404	$497,942	$ —

	Potential Payments Upon Termination and Change in Control
	Change in Control / Severance	Reduction-in-Force (5), (6)	Death	Disability	Voluntary Resignation
Lieb, Peter
Cash	$1,428,000	$210,000	N/A	N/A	N/A
Prorata Bonus	311,217	311,217	311,217	311,217	N/A
Stock Option	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares	475,952	192,238	192,238	192,238	N/A
Welfare Benefits	5,261	—	N/A	N/A	N/A
Excise Tax Gross-Up	—	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	810,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$2,230,430	$723,455	$1,313,455	$503,455	$ —

Dorsman, Peter
Cash	$2,109,000	$190,000	N/A	N/A	N/A
Prorata Bonus	370,603	370,603	370,603	370,603	N/A
Stock Option	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares	522,247	231,845	231,845	231,845	N/A
Welfare Benefits	41,856	4,926	N/A	N/A	N/A
Excise Tax Gross-Up	1,112,633	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	760,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$4,166,339	$807,374	$1,362,448	$602,448	$ —

(1)  Equity valuations assume closing price of NCR common stock on December 31, 2008 of $14.14.

(2)  For purposes of calculating the excise tax gross up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:

      (a)  Volatility – 33.1%

      (b)  Dividend Yield – 0%

      (c)  Risk Free Rate – 2.49%

(d) Option	Term – expected option term of 5.1 years less elapsed time since option grant or one year (depending on stock plan in effect at grant)

(3)  Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:

      (a)  Short Term – 1.63%

      (b)  Mid Term – 3.40%

      (c)  Long Term – 5.28%

(4)  The excise tax gross up is calculated using a 20% excise tax rate and a 40% individual income tax rate.

(5)  Cash severance payment is subject to individual negotiation. The amount provided is an estimate.

(6)  The payments reported in these columns include only unvested awards. Vested equity is reported in the Outstanding Equity Awards at Fiscal Year-End Table. Equity would accelerate upon termination for good reason as well.

(7)  Proceeds would be payable by a third-party insurer.

(8)  Named Executive Officers in the U.S. are provided with core disability payments as discussed under “Death and Disability Benefits” on page 53. Messrs. Nuti, Massetti, Fishman, Lieb and Dorsman each opted for core coverage for 2008. Mr. Collins would have received GBP 117,600 (approximately $175,821) per year as long-term disability benefits.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program, effective as of April 23, 2008. The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as Chairman of the Board of NCR.

Annual Retainer

Under the Director Compensation Programs in effect in 2008, each non-employee member of NCR’s Board received an annual retainer of $75,000. The Independent Lead Director, Ms. Levinson received an additional annual retainer of $75,000 for her service in such role. Additionally, the following directors received remuneration for their services as Committee Chairs: Mr. Boykin received $12,000 as Chair of the Audit Committee: Mr. Daichendt received $9,000 as Chair of Committee on Directors and Governance; and Mr. Frissora received $12,000 as Chair of the Compensation and Human Resource Committee.

In accordance with the Director Compensation Program in effect in 2008, each director had the option to receive his or her annual retainer in the form of cash or common stock, or an even distribution of both. In the below table the amounts reported in column (b) represent the annual retainer earned by the directors in 2008 and paid in cash. To the extent that a director elected to receive his or her annual retainer in common stock, such fees are not reported in column (b); however, the dollar amount, if any, recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R with respect to such stock is reflected in column (c) in the below table.

Prior to January 1 of each year a director may elect to defer receipt of shares of common stock payable in lieu of cash. Directors may elect to defer receipt of shares of common stock payable in lieu of cash. At the director’s election, any such deferred amounts will be payable in cash or shares of NCR common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the Board, each non-employee director will receive a grant of restricted stock or restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units. The restricted stock or restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in NCR common stock. In 2008, Messrs. Clemmer and DeRodes were elected to NCR’s Board of Directors. Messrs. Clemmer and DeRodes each received an initial equity grant valued at $75,000, which was granted in the form of 3,054 restricted stock units. Mr. Clemmer elected to defer receipt of shares until the date upon which he ceases to serve as a director.

Annual Equity Grant

The Director Compensation Program also provides that on the date of each annual meeting of NCR’s stockholders each non-employee director will be granted restricted stock or restricted stock units, and options to purchase a number of shares of NCR common stock, the value of which is determined by the Directors Committee. Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options that are granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units. In 2008 Messrs. Boykin, Prahalad and Clemmer elected to defer receipt of shares until the date upon which they cease to serve as a directors.

Pursuant to the Director Compensation Program, after NCR’s 2008 annual meeting each non-employee director received an annual equity award valued at $125,000, which was divided equally between restricted stock units and stock options. Each non-employee director received $62,500 granted in the form of 2,545 restricted stock units with a grant date fair value of $64,058 and $62,500 granted in the form of options to purchase 7,152 shares of NCR common stock with a grant date fair value of $67,050. The exercise price for these options at the time of grant was $25.17, which was the closing price on May 14, 2008, the grant effective date.

2008 Director Compensation Table

The table below describes information on 2008 compensation for our non-employee directors. There were no amounts reportable under non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings or other compensation in 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(2), (3), (4)	Option Awards ($) (d)(5), (6)	Total ($) (h)
Levinson, Linda Fayne Independent Lead Director	76,500(1)	120,028	48,216	244,744
Boykin, Edward (Pete)	—	139,067	48,216	187,283
Clemmer, Richard	—	110,494	39,651	150,145
Daichendt, Gary	—	124,040	48,216	172,256
DeRodes, Robert	18,750(1)	78,772	39,651	137,173
Frissora, Mark	84,000(1)	41,983	48,216	174,199
Prahalad, C.K.	—	131,289	48,216	179,505

(1)  The below table shows the form of payment in which each director elected to receive his or her annual retainer for 2008, as well as the dollar value for each form.

Name	Cash ($)	Current NCR Common Stock ($)	Deferred NCR Common Stock ($)
Levinson, Linda Fayne	76,500	76,500	—
Boykin, Edward (Pete)	—	—	92,000
Clemmer, Richard	—	—	60,000
Daichendt, Gary	—	83,000	—
DeRodes, Robert	18,750	37,500	—
Frissora, Mark	84,000	—	—
Prahalad, C.K.	—	—	82,250

(2)  The amounts reported in this column include the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R in connection with annual awards of restricted stock units made to each non-employee director pursuant to the Director Compensation Program. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. See “Annual Equity Grant” in the above narrative for the grant date fair value of this award.

(3)  The amounts reported in this column also include the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R with respect to Ms. Levinson and Messrs. Boykin, Daichendt, DeRodes, and Prahalad who have elected to receive their Cash Retainers in the form of shares, as described in footnote 1 above. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The below table shows the grant date fair value for annual retainers paid in stock to each director on a quarterly basis.

Name	Q1 2008 ($)	Q2 2008 ($)	Q3 2008 ($)	Q4 2008 ($)
Levinson, Linda Fayne	20,250	18,774	18,765	18,764
Boykin, Edward (Pete)	23,013	23,008	23,020	23,006
Clemmer, Richard	—	20,009	20,021	20,008
Daichendt, Gary	20,022	21,017	21,014	21,012
DeRodes, Robert	—	—	18,765	18,764
Frissora, Mark	—	—	—	—
Prahalad, C.K.	22,259	20,009	20,021	20,008

(4)  All non-employee directors had 1,273 restricted stock units unvested and outstanding as of December 31, 2008 with the exception of Messrs. Clemmer and DeRodes who each had 2,800. Mr. Boykin, and former directors Messrs. Ringler and Lund, elected to defer their receipt of shares that would otherwise be issuable in respect of restricted stock units until they vest.

(5)  The amounts reported in this column are the dollar amounts recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R with respect to the annual stock option grants made to each non-employee director. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. See “Annual Equity Grant” in the above narrative for the grant date fair value of this award.

(6)  The below table shows the option awards outstanding as of December 31, 2008 for each of the non-employee directors who served in 2008.

Name	Options Outstanding as of December 31, 2008
Levinson, Linda Fayne	84,128
Boykin, Edward (Pete)	50,128
Clemmer, Richard	7,152
Daichendt, Gary	14,128
DeRodes, Robert	7,152
Frissora, Mark	30,128
Prahalad, C.K.	84,128

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance under our Management Stock Plan that was in effect until April 25, 2006 and our Stock Incentive Plan that was adopted April 26, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
Management Stock Plan(1)	6,210,562		$13.12	0
Stock Incentive Plan(2)	6,700,491	(3)	$21.13	11,497,831
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total	12,911,053		$17.28	11,497,831

(1)  The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. There were no shares authorized under the plan as of December 31, 2007. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.

(2)  The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006.

(3)  Includes a total of 1,814,007 performance-based restricted stock units that were outstanding under the Stock Incentive Plan as of December 31, 2008.

RELATED PERSON TRANSACTIONS

Our Committee on Directors and Governance is responsible for determining whether any conflicts of interest exist and the review and approval of each related party transaction. In January 2007 the Board of Directors formalized in writing a Related Person Transactions Policy.

This policy provides for approval or ratification of each related person transaction in accordance with the procedures and policies discussed below (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof.

The policy provides for our General Counsel to advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware. The Committee on Directors and Governance shall consider such related person transaction, unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors shall consider the transaction. Except as set forth below, no related person transaction not approved in advance shall be entered into by the Company unless the consummation of such transaction is expressly subject to ratification.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Factors that are reviewed by the Committee on Directors and Governance or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the audit of the Company’s financial statements for fiscal years 2008 and 2007, as well as the approximate worldwide fees billed for other services rendered by PwC in such years:

Service	2008	2007
Audit Fees(1)	$6,226,900	$8,831,300
Audit-Related Fees(2)	$527,250	$400,800
Subtotal	$6,754,150	$9,232,100
Tax Fees(3)	$1,004,700	$1,092,900
All Other Fees(4)	$262,000	$13,700
Subtotal	$1,266,700	$1,106,600
Total Fees	$8,020,850	$10,338,700

(1)  Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC. The 2007 audit fees also include $1.9 million for services rendered for the audit of the historical financial statements of NCR’s Teradata Data Warehousing business, which was undertaken in connection with the spin-off of Teradata. In addition, this amount includes fees incurred for professional services rendered for the review of the interim financial statements included in Teradata’s filings with the SEC.

(2)  Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.

(3)  Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2008 and 2007 respectively, fees for tax services include:

(a)  $31,200 and $37,000 for tax compliance including the preparation, review and filing of tax returns;

(b)  $131,100 and $143,400 for Internal Revenue Service consultation and tax audit assistance;

(c)  $53,800 and $22,600 local country statutory financial statement services incidental to the preparation of local country tax returns and a foreign tax consultation among other things; and

(d)  $788,600 and $889,900 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services.

(4)  Includes fees for all other work performed by PwC that does not meet the above category descriptions. In 2008, of these fees: approximately 95% of these fees related to a tax function effectiveness and process improvement review, approximately 4% related to regulatory reports, and approximately 1% related to licensing and proprietary software for accounting research. In 2007, of these fees: approximately 22% related to licensing of proprietary software for accounting research, approximately 15% related to audits pertaining to a foundation and a dormant organization, and approximately 63% related to an excise tax refund interest calculation review.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit

Committee will review the services proposed by management and the Company’s independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations included the following:

•

In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PwC to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2008 and 2007, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the Board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE rules, all members are “financially literate.” In addition, two of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was revised and approved by the Board of Directors in October 2008, and is available on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2008, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s annual report on Form 10-K and proxy statement. In addition, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Corporate Controller of the Company, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Dated:    February 23, 2009

The Audit Committee:

Edward P. Boykin, Chair

Quincy Allen

Richard Clemmer

C.K. Prahalad

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

(Item 2 on Proxy Card)

The Board’s Audit Committee, which is composed entirely of independent directors, appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2009 to audit NCR’s consolidated financial statements. The Board has approved this selection and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined above on page 64) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board and Audit Committee recommend that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PricewaterhouseCoopers. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Inc., to assist in the solicitation of proxies, at an estimated cost of $16,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and the NYSE rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for election of directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that other business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 13 of this proxy statement.

Stockholder Proposals for 2010 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2010 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for possible inclusion in the Company’s 2010 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no earlier than October 11, 2009, nor later than 5:00 p.m., Eastern Time, on November 10, 2009.

The above notice and proxy statement are sent by order of the Board of Directors.

Peter M. Lieb

Senior Vice President,

General Counsel and Secretary

Dated:    March 10, 2009

Detach Here

....................................................................................................................................................................................

2009 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2009 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Peter M. Lieb, Senior Vice President, General Counsel and Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

1700 S. PATTERSON BOULEVARD DAYTON, OH 45479

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 21, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2009. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
NCRCP1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NCR CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
NCR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.
		☐	☐	☐

Vote On Directors

1.        Election of Directors

Class A Nominees:

01) William Nuti

02) Gary Daichendt

03) Robert P. DeRodes

Class B Nominee:

01) Quincy Allen

Class C Nominee:

01) Richard L. Clemmer

Vote On Proposal

							For	Against	Abstain
	2. Ratify the appointment of independent registered public accounting firm for 2009.						☐	☐	☐
	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Note: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 22, 2009 at The Millenium Hilton, 55 Church Street, New York, New York 10007. Please see your proxy statement for instructions should you wish to attend the meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting:

The Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, and 2008 Annual Report on Form 10-K, are available at www.proxyvote.com.

▼ FOLD AND DETACH HERE ▼
NCRCP2

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 22, 2009

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William Nuti, Peter Lieb and Anthony Massetti, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in New York, New York on April 22, 2009, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” EACH OF THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

Address Charges/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side.)